CAE Inc.

Consolidated Financial Statements

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2013, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2013 was effective.

M. Parent                                                                S. Lefebvre

President and Chief Executive Officer                   Vice-president, Finance and Chief Financial Officer

Montreal (Canada)

May 16, 2013

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed integrated audits of CAE Inc. and its subsidiaries' 2013 and 2012 consolidated financial statements and their internal control over financial reporting as at March 31, 2013. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of CAE Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at March 31, 2013 and March 31, 2012 and the consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended March 31, 2013 and March 31, 2012, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

2 | CAE Year-End Financial Results 2013

Consolidated Financial Statements

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CAE Inc. and its subsidiaries as at March 31, 2013 and March 31, 2012 and their financial performance and their cash flows for the years ended March 31, 2013 and March 31, 2012 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on internal control over financial reporting

We have also audited CAE Inc. and its subsidiaries’ internal control over financial reporting as at March 31, 2013, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s responsibility

Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the company’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, CAE Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as at March 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by COSO.

[1]

May 16, 2013

Montréal, Quebec, Canada

1 Chartered accountant auditor permit No.A123498

CAE Year-End Financial Results 2013 | 3

Consolidated Financial Statements

Consolidated Statement of Financial Position

As at March 31
(amounts in millions of Canadian dollars)	Notes	2013	2012
Assets
Cash and cash equivalents		$293.2	$287.3
Accounts receivable	5	399.5	308.4
Contracts in progress : assets	11	247.3	245.8
Inventories	6	186.6	153.1
Prepayments		56.3	47.7
Income taxes recoverable		141.9	95.5
Derivative financial assets	30	9.0	10.3
Total current assets		$1,333.8	$1,148.1
Property, plant and equipment	7	1,498.6	1,293.7
Intangible assets	8	799.2	533.2
Deferred tax assets	17	39.4	24.1
Derivative financial assets	30	6.4	7.2
Other assets	9	201.3	177.4
Total assets		$3,878.7	$3,183.7

Liabilities and equity
Accounts payable and accrued liabilities	10	$695.5	$597.6
Provisions	12	49.2	21.6
Income taxes payable		13.7	10.9
Contracts in progress : liabilities	11	117.9	104.6
Current portion of long-term debt	13	113.0	136.0
Derivative financial liabilities	30	13.5	12.7
Total current liabilities		$1,002.8	$883.4
Provisions	12	8.3	6.0
Long-term debt	13	1,097.0	685.6
Royalty obligations	30	160.6	161.6
Employee benefits obligations	15	136.1	114.2
Deferred gains and other non-current liabilities	16	194.6	186.0
Deferred tax liabilities	17	131.6	91.8
Derivative financial liabilities	30	13.2	12.9
Total liabilities		$2,744.2	$2,141.5
Equity
Share capital	18	$471.7	$454.5
Contributed surplus		21.9	19.2
Accumulated other comprehensive loss	19	(16.6)	(9.8)
Retained earnings		625.7	558.0
Equity attributable to equity holders of the Company		$1,102.7	$1,021.9
Non-controlling interests		31.8	20.3
Total equity		$1,134.5	$1,042.2
Total liabilities and equity		$3,878.7	$3,183.7

The accompanying notes form an integral part of these Consolidated Financial Statements.

4 | CAE Year-End Financial Results 2013

Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2013	2012

Revenue	32	$2,104.5	$1,821.2
Cost of sales		1,482.8	1,221.1
Gross profit		$621.7	$600.1
Research and development expenses		60.6	62.8
Selling, general and administrative expenses		269.9	256.4
Other gains – net	22	(23.4)	(21.2)
Restructuring, integration and acquisition costs	23	68.9	-
Operating profit		$245.7	$302.1
Finance income	24	(7.3)	(6.6)
Finance expense	24	75.5	69.2
Finance expense – net		$68.2	$62.6
Earnings before income taxes		$177.5	$239.5
Income tax expense	17	35.1	57.5
Net income		$142.4	$182.0
Attributable to:
Equity holders of the Company		$139.4	$180.3
Non-controlling interests		3.0	1.7
		$142.4	$182.0
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and diluted	18	$0.54	$0.70

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2013 | 5

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	2013	2012
Net income	$142.4	$182.0
Foreign currency translation
Net currency translation difference on the translation of financial
statements of foreign operations	$10.6	$13.5
Net losses on certain long-term debt denominated in foreign
currency and designated as hedges of net investments in foreign operations	(8.8)	(3.9)
Income taxes	0.7	0.8
	$2.5	$10.4
Net changes in cash flow hedges
Effective portion of changes in fair value of cash flow hedges	$(2.5)	$(8.7)
Reclassifications to net income or to the related non-financial assets or liabilities	(10.2)	(4.7)
Income taxes	3.5	3.1
	$(9.2)	$(10.3)
Defined benefit plan actuarial losses
Defined benefit plan actuarial losses	$(30.8)	$(64.9)
Income taxes	8.3	17.4
	$(22.5)	$(47.5)
Other comprehensive loss	$(29.2)	$(47.4)
Total comprehensive income	$113.2	$134.6
Attributable to:
Equity holders of the Company	$110.1	$132.8
Non-controlling interests	3.1	1.8
	$113.2	$134.6

The accompanying notes form an integral part of these Consolidated Financial Statements.

6 | CAE Year-End Financial Results 2013

Consolidated Financial Statements

Consolidated Statement of Changes in Equity
		Attributable to equity holders of the Company
Year ended March 31, 2013		Common shares		Accumulated other				Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	loss	earnings	Total	interests	equity
Balances, beginning of year	258,266,295		$454.5	$19.2	$(9.8)	$558.0	$1,021.9	$20.3	$1,042.2
Net income		-	-	-	-	139.4	139.4	3.0	142.4
Other comprehensive income (loss):
Foreign currency translation		-	-	-	2.4	-	2.4	0.1	2.5
Net changes in cash flow hedges		-	-	-	(9.2)	-	(9.2)	-	(9.2)
Defined benefit plan actuarial losses		-	-	-	-	(22.5)	(22.5)	-	(22.5)
Total comprehensive income		-	$-	$-	$(6.8)	$116.9	$110.1	$3.1	$113.2
Stock options exercised		482,250	3.9	-	-	-	3.9	-	3.9
Optional cash purchase		1,683	-	-	-	-	-	-	-
Stock dividends	18	1,228,831	12.1	-	-	(12.1)	-	-	-
Transfer upon exercise of stock options		-	1.2	(1.2)	-	-	-	-	-
Share-based payments		-	-	3.9	-	-	3.9	-	3.9
Additions to non-controlling interests		-	-	-	-	-	-	8.4	8.4
Dividends	18	-	-	-	-	(37.1)	(37.1)	-	(37.1)
Balances, end of year	259,979,059		$471.7	$21.9	$(16.6)	$625.7	$1,102.7	$31.8	$1,134.5

		Attributable to equity holders of the Company
Year ended March 31, 2012		Common shares		Accumulated other				Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	loss	earnings	Total	interests	equity
Balances, beginning of year	256,964,756		$440.7	$17.1	$(9.8)	$466.4	$914.4	$18.5	$932.9
Net income		-	-	-	-	180.3	180.3	1.7	182.0
Other comprehensive income (loss):
Foreign currency translation		-	-	-	10.3	-	10.3	0.1	10.4
Net changes in cash flow hedges		-	-	-	(10.3)	-	(10.3)	-	(10.3)
Defined benefit plan actuarial losses		-	-	-	-	(47.5)	(47.5)	-	(47.5)
Total comprehensive income		-	$-	$-	$-	$132.8	$132.8	$1.8	$134.6
Stock options exercised		538,600	4.4	-	-	-	4.4	-	4.4
Optional cash purchase		898	-	-	-	-	-	-	-
Stock dividends	18	762,041	7.8	-	-	(7.8)	-	-	-
Transfer upon exercise of stock options		-	1.6	(1.6)	-	-	-	-	-
Share-based payments		-	-	3.7	-	-	3.7	-	3.7
Dividends	18	-	-	-	-	(33.4)	(33.4)	-	(33.4)
Balances, end of year	258,266,295		$454.5	$19.2	$(9.8)	$558.0	$1,021.9	$20.3	$1,042.2
The total retained earnings and accumulated other comprehensive loss for the year ended March 31, 2013 was $609.1 million (2012 – $548.2 million).
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2013 | 7

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2013	2012
Operating activities
Net income		$142.4	$182.0
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation of property, plant and equipment		107.6	92.3
Amortization of intangible and other assets		49.7	33.5
Financing cost amortization	24	1.8	1.6
Deferred income taxes	17	28.1	36.4
Investment tax credits		(22.6)	(14.5)
Share-based compensation	25	(4.2)	4.7
Defined benefit pension plans	15	(9.3)	(13.1)
Amortization of other non-current liabilities		(15.6)	(12.0)
Other		(12.1)	(5.3)
Changes in non-cash working capital	26	(61.7)	(71.7)
Net cash provided by operating activities		$204.1	$233.9
Investing activities
Business combinations, net of cash and cash equivalents acquired	3	$(285.3)	$(126.0)
Joint ventures, net of cash and cash equivalents acquired	4	(0.7)	(27.6)
Capital expenditures for property, plant and equipment		(155.8)	(165.7)
Proceeds from disposal of property, plant and equipment		8.9	34.4
Capitalized development costs		(49.6)	(42.8)
Enterprise resource planning (ERP) and other software		(19.4)	(17.3)
Other		(3.0)	5.0
Net cash used in investing activities		$(504.9)	$(340.0)
Financing activities
Net borrowing under revolving unsecured credit facilities	13	$54.0	$14.2
Net effect of current financial assets program	31	(37.1)	4.9
Proceeds from long-term debt, net of transaction costs	13	740.4	195.0
Repayment of long-term debt	13	(380.2)	(36.1)
Repayment of finance lease	13	(36.3)	(32.8)
Dividends paid		(37.1)	(33.4)
Common stock issuance	18	3.9	4.4
Other		(0.9)	(0.7)
Net cash provided by financing activities		$306.7	$115.5
Effect of foreign exchange rate changes on cash
and cash equivalents		$-	$1.5
Net increase in cash and cash equivalents		$5.9	$10.9
Cash and cash equivalents, beginning of year		287.3	276.4
Cash and cash equivalents, end of year		$293.2	$287.3
Supplemental information:
Dividends received		$2.4	$4.7
Interest paid		53.6	49.4
Interest received		5.0	4.7
Income taxes paid		26.5	26.9

The accompanying notes form an integral part of these Consolidated Financial Statements.

8 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

(Unless otherwise stated, all amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 16, 2013.

NOTE 1 – NATURE OF OPERATIONS AND summary of SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment services and develop integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers, healthcare education and service providers and the mining industry. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through five segments:

(i)    Training & Services/Civil (TS/C) – Provides commercial, business and helicopter aviation training for flight, cabin, maintenance and ground personnel and ab initio pilot training and crew sourcing  services;

(ii)   Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulation training devices and visual systems;

(iii)  Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;

(iv)   Training & Services/Military (TS/M) – Supplies turnkey training services, simulation-based integrated enterprise solutions and maintenance and in-service support solutions;

(v)    New Core Markets (NCM) – Provides, designs and manufactures healthcare training services and devices and mining services and tools.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation

The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements have been prepared in accordance with Part I of the Canadian Institute of Chartered Accountants (CICA) Handbook (referred to as IFRS) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: derivative financial instruments, financial instruments at fair value through profit and loss, an available‑for‑sale financial asset and liabilities for cash-settled share-based arrangements.

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Basis of consolidation

Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Company has the power to govern the financial and operating policies to obtain benefits from its activities. Subsidiaries are fully consolidated from the date control is obtained and they are de-consolidated on the date control ceases.

Joint ventures

Joint ventures are accounted for under the proportionate consolidation method. Joint ventures are entities in which the Company exercises joint control by virtue of a contractual agreement. The Company’s investment in joint ventures includes goodwill identified on acquisition, net of any accumulated impairment loss.

Gains and losses realized on internal sales with joint ventures are eliminated, to the extent of the Company’s interest in the joint venture.

CAE Year-End Financial Results 2013 | 9

Notes to the Consolidated Financial Statements

Business combinations

Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

The excess of the consideration transferred over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill.

Contingent consideration classified as a provision is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date will affect the acquisition accounting.

Non-controlling interests

Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships

Financial instruments

Financial assets and financial liabilities

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets and financial liabilities, including derivatives, are recognized on the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value.

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The best evidence of fair value at initial recognition is the transaction price (i.e., the fair value of the consideration given or received), unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (i.e., without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities can be classified into one of these categories: fair value through profit and loss, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to the initial recognition.

Financial instruments at fair value through profit and loss

Financial instruments classified at fair value through profit and loss (FVTPL) are carried at fair value at each reporting date with the change in fair value recorded in income. The FVTPL classification is applied when a financial instrument:

-         Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

-         Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

-         Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

-         Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in income in the period as incurred.

10 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Available-for-sale

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or that are not classified in any of the preceding categories. Financial assets classified as available-for-sale are carried at fair value at each reporting date. Unrealized gains and losses, including changes in foreign exchange rates for non-monetary financial assets, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to income when the assets are derecognized or an other than temporary impairment occurs. If objective evidence of impairment exists these changes are recognized in income in the period incurred. If a reliable estimate of the fair value of an unquoted equity instrument cannot be made, this instrument is measured at cost, less any impairment losses. Dividends are recognized in income when the right of payment has been established.

As a result, the following classifications were determined:

(i)     Cash and cash equivalents, restricted cash and all derivative instruments, except for derivatives designated as effective hedging instruments, are classified as FVTPL;

(ii)    Accounts receivable, contracts in progress, non-current receivables and advances are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term which are classified as FVTPL;

(iii)   A portfolio investment is classified as available-for-sale;

(iv)   Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as finance lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as FVTPL) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Impairment of financial assets

At each reporting date, the carrying amounts of the financial assets other than those to be measured at FVTPL are assessed to determine whether there is objective evidence of impairment. Impairment losses on financial assets carried at cost are reversed in subsequent periods if the amount of loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Hedge accounting
Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

Method of accounting

The method of recognizing fair value gains and losses depends on whether derivatives are at FVTPL or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in income. When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges); or (c) hedges of a net investment of a foreign operation.

Fair value hedge

For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value are recorded in income and the carrying amount of the hedged items are adjusted by gains and losses on the hedged item attributable to the hedged risks which are recorded in income.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial assets are derecognized or amortized.

CAE Year-End Financial Results 2013 | 11

Notes to the Consolidated Financial Statements

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is eventually recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized immediately in income.

Hedge of net investments in foreign operations

The Company has designated certain long-term debt as a hedge of CAE’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment.

Derecognition
Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

-         The rights to receive cash flows from the asset have expired;

-         The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in income.

Foreign currency translation

Foreign operations

Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. The resulting translation adjustments are included in the foreign currency translation adjustment reserve in equity. Translation gains or losses related to long term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges on the overall net investments in foreign operations are also included in the foreign currency translation adjustment reserve. Revenue and expenses are translated at the average exchange rates for the period.

When the Company reduces its overall net investment in foreign operations, which includes a reduction in the initial capital that does not result in a loss of control or through the settlement of inter-company advances that had been considered part of the Company’s overall net investment, the relevant amount in the foreign currency translation adjustment reserve is transferred to income.

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable

Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of an allowance for doubtful accounts, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are credited against the same account.

The Company is involved in a program in which it sells undivided interests in certain of its accounts receivable and contracts in progress: assets (current financial assets program) to third parties for cash consideration for an amount up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress: assets.

Inventories

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

12 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits are present and the cost of the item can be measured reliably. Updates on training devices are recognized in the carrying value of the training device if it is probable that the future economic benefits embodied with the part will flow to the Company and its cost can be measured reliably; otherwise, they are expensed. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Rates/Years
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 20 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 10 years
Aircraft	Straight-line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

Depreciation methods, useful lives and residual values are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases

The Company leases certain property, plant and equipment from and to others. Leases where the Company has substantially all the risks and rewards of ownership are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor

With regards to finance leases, the asset is derecognized at the commencement of the lease and a gain (loss) is recognized in income. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non‑current receivables. Finance income is recognized over the term of the lease based on the effective interest rate method. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

The Company as a lessee

Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Payments made under operating leases are charged to income on a straight-line basis over the period of the lease.

Sale and leaseback transactions

The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the civil and military training and services business. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized immediately. If the sales price is below fair value, the shortfall is recognized in income immediately except that, if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period for which the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

CAE Year-End Financial Results 2013 | 13

Notes to the Consolidated Financial Statements

Intangible assets

Goodwill

Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries and joint ventures. Goodwill represents the excess of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration, over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary or joint venture at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development (R&D)

Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

Other intangible assets

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management. Subsequent costs are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied with the item will flow to the Company and its cost can be measured reliably.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
(in years)
Capitalized development costs	Not exceeding 10
Customer relationships	3 to 20
ERP and other software	3 to 10
Technology	3 to 15
Other intangible assets	2 to 40

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories, deferred tax assets and assets arising from employee benefits are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that have indefinite lives or that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

The recoverable amount of an asset or a cash-generating unit (CGU) is the greater of its value in use and its fair value less costs to sell. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

14 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs

Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale. Capitalization of borrowing costs ceases when the asset is completed and ready for productive use. All other borrowing costs are recognized as finance expense in income, as incurred.

Other assets

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Long-term debt

Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the draw-down occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Accumulated other comprehensive income

Foreign currency translation

This is used to record exchange differences arising from the translation of the financial statements of foreign operations. It is also used to record the effect of hedging net investments in foreign operations.

Net changes in cash flow hedges

This represents the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

Net changes in available-for-sale

This records fair value changes on the available-for-sale financial asset.

Defined benefit plan actuarial losses

This is used to record actuarial gains and losses of defined benefit plans in the period in which they occur.

CAE Year-End Financial Results 2013 | 15

Notes to the Consolidated Financial Statements

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized when the outcome can be reliably estimated, when it is probable that future economic benefits will flow to the Company and when specific criteria have been met for each of the categories, as described below.

Multiple component arrangements

The Company sometimes enters into multiple component revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. When a single sales transaction requires the delivery of more than one product or service (multiple components), the revenue recognition criteria are applied to the separately identifiable components. A component is considered separately identifiable if the delivered item has value to the customer on a stand-alone basis and the fair value associated with the product or service can be measured reliably.

The allocation of the revenue from a multiple component arrangement is based on the fair value of each element in relation to the fair value of the arrangement as a whole.

The Company's revenues can be divided into two main accounting categories: construction contracts and sales of goods and services.

Construction contracts

A construction contract is a contract specifically negotiated for the construction of an asset or of a group of assets, which are interrelated in terms of their design, technology, function, purpose or use. According to its characteristics, a construction contract can either be accounted for separately, be segmented into several components which are each accounted for separately, or be combined with another construction contract in order to form a single construction contract for accounting purposes in respect of which revenues and expense will be recognized.

Revenue from construction contracts for the design, engineering and manufacturing of training devices is recognized using the percentage-of-completion method when the revenue, contract costs to complete and the stage of contract completion at the end of the reporting period can be measured reliably and when the contract costs can be clearly identified and measured reliably so that actual contract costs incurred can be compared with prior estimates.

Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

The cumulative amount of costs incurred and profit recognized, reduced by losses and progress billing, is determined on a contract‑by‑contract basis. If this amount is positive it is classified as an asset. If this amount is negative it is classified as a liability.

Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Sales of goods and services

Software arrangements

Revenue from off-the-shelf software sales is recognized when delivery has occurred. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software fall under the scope of construction contracts.

Spare parts

Revenue from the sale of spare parts is recognized when the significant risks and rewards of ownership of the goods are transferred and the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

Product maintenance

Revenue from maintenance contracts is generally recognized on the basis of the percentage-of-completion of the transaction. Under the percentage-of-completion method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in income on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual hours flown.

16 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Other

Sales incentives to customers

The Company may provide sales incentives in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales. Sales with minimum residual value guarantees are recognized in accordance with the substance of the transaction taking into consideration whether the risks and rewards of ownership have been transferred.

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Employee benefits

Defined benefit pension plans

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined for each plan using the projected unit credit method, management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and life expectancy.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date, less past service costs not yet recognized and less the fair value of plan assets out of which the obligations are to be settled. The value of any employee benefit asset recognized is restricted to the sum of any past service costs not yet recognized and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent they require paying contributions to cover an existing shortfall. Plan assets are not available to the creditors of the Company nor can they be paid directly to the Company. Fair value of plan assets is based on market price information. Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, the Company recognizes past service costs immediately into income.

Defined contribution pension plans

The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

Termination benefits

Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions

The Company’s five share-based payment plans are segregated into two categories of plans: Employee Stock Option Plan (ESOP), which is considered an equity-settled share-based payment plan; and Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and Long-Term Incentive Restricted Share Unit (LTI-RSU) plan, which are considered cash-settled share-based payment plans.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For equity-settled plan, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately.

CAE Year-End Financial Results 2013 | 17

Notes to the Consolidated Financial Statements

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

Current and deferred income tax

Income tax expense comprises of current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income/loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable/receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the balance sheet liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amount for financial reporting purposes.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is probable to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that a recognized deferred income tax asset will be realized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that an unrecognized deferred income tax asset will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Taxes on income in the interim periods are accrued by jurisdiction using the effective tax rate that would be applicable to expected total annual profit or loss of the jurisdiction.

Investment tax credits

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount.

Earnings per share

Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. The Company has one category of dilutive potential common shares which is share options.

Dividend distribution

In the period in which the dividends are approved by the Company’s Board of Directors, the dividend is recognized as a liability in the Company’s financial statements.

18 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Government assistance

Government contributions are recognized where there is reasonable assurance that the contribution will be received and all attached conditions will be complied with by the Company.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions.

Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ. Repayable government assistance is recognized as royalty obligations. The current portion is included as part of accrued liabilities.

The obligation to repay royalties is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

The Company recognizes the Government of Canada’s participation in Project Falcon as an interest-bearing long-term debt. The initial measurement of the accounting liability recognized to repay the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Use of judgements, estimates and assumptions

The preparation of the consolidated financial statements requires the Company’s management (management) to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations

Business combinations are accounted for in accordance with the acquisition method; thus, on the date that control is obtained. The acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and any changes in the discount rate applied.

Development costs

Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets

The Company’s impairment test for goodwill is based on fair value less costs to sell calculations and uses valuation models such as the discounted cash flows model. The cash flows are derived from the projections approved by management for the next five years. Cash flow projections take into account past experience and represent management’s best estimate about future developments. Cash flows after the five-year period are extrapolated using estimated growth rates. Key assumptions which management has based its determination of fair value less costs to sell include estimated growth rates, post-tax discount rates and tax rates. The post-tax discount rates were derived from the respective CGUs’ representative weighted average cost of capital which range from 7.5% to 9.5%. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

CAE Year-End Financial Results 2013 | 19

Notes to the Consolidated Financial Statements

Revenue recognition

The Company uses the percentage-of-completion method in accounting for its fixed-price contracts to deliver services and manufacture products.  Use of the percentage-of-completion method requires the Company to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans

The cost of defined benefit pension plans as well as the present value of the pension obligations is determined using actuarial valuations. The actuarial valuations involve making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of pension obligations. In determining the appropriated discount rate management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country.

The expected return on plan assets is determined by considering the expected returns on the assets underlying the current investment policy applicable over to the period over which the obligation is to be settled.  For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 15 for further details regarding assumptions used.

Government assistance repayments

In determining the amount of repayable government assistance, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues, when relevant. Revenue projections take into account past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates depending on the estimated timing of repayments. The estimated repayments are discounted using average rates ranging from 7.6% to 8.5% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government assistance. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2013 by approximately $10.2 million (2012 − $8.2 million).

Share-based payments

The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes

The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involve certain uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the probability weighted average of the possible outcomes. Differences between actual results and those estimates could have an effect on the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilise future tax benefits.

20 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 2 – cHANGES IN ACCOUNTING POLICIES

New and amended standard adopted by the Company

Financial instruments

In October 2010, the International Accounting Standards Board (IASB) amended IFRS 7, Financial Instruments: Disclosures. IFRS 7 was amended to require quantitative and qualitative disclosures for transfers of financial assets where the transferred assets are not derecognized in their entirety or the transferor retains continuing managerial involvement. If a substantial portion of the total amount of the transfer activity occurs in the closing days of a reporting period, the amendment also requires disclosure of supplementary information. These amendments are effective for annual periods beginning on or after July 1, 2011. The Company adopted these amendments during fiscal 2013. The Company sells certain of its accounts receivable and contracts in progress: assets through its current financial asset program. These transferred financial assets are derecognized in their entirety as the Company does not retain continuing managerial involvement. Therefore, the amendments to IFRS 7 did not impact the Company’s disclosure.

New standards not yet adopted by the Company

Joint arrangements

In May 2011, the IASB released IFRS 11, Joint Arrangements, which supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 focuses on the rights and obligations of a joint arrangement, rather than its legal form as is currently the case under IAS 31. The standard addresses inconsistencies in the reporting for joint arrangements by requiring the equity method to account for interest in jointly controlled entities. IFRS 11 is effective for annual periods beginning on or after January 1, 2013. The Company currently uses proportionate consolidation to account for interests in joint ventures, but will apply the equity method under IFRS 11 beginning April 1st, 2013.

Under the equity method, the Company’s share of net assets, net income and OCI of joint ventures will be presented as one-line items on the statement of financial position, the statement of income and the statement of comprehensive income, respectively. The Company assessed that the classification of its joint arrangements will remain the same upon adoption of IFRS 11. When making this assessment, the Company considered the structure of the arrangements, the legal form of any separate vehicles, the contractual terms of the arrangements and other facts and circumstances.

Employee benefits

In June 2011, the IASB amended IAS 19, Employee Benefit. IAS 19 was amended to require the calculation of a net interest on the net defined benefit liability or asset using the discount rate used to measure the defined benefit obligation and to expand the disclosure requirements.  These amendments are effective for years beginning on or after January 1, 2013. As a result, the Company will determine a net interest income (expense) on the net defined benefit asset (liability) which will be presented as part of the finance expense or income. The net interest on the defined benefit obligation liability or asset will replace the interest cost on the defined benefit obligation and the expected return on plan assets.

Consolidation

In May 2011, the IASB released IFRS 10, Consolidated Financial Statements, which replaces SIC-12, Consolidation – Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in a company’s consolidated financial statements. IFRS 10 is effective for annual periods beginning on or after January 1st, 2013. The Company assessed that the adoption of IFRS 10 on April 1st, 2013 will not result in any change in the consolidation status of its subsidiaries.

Disclosure of interests in other entities

In May 2011, the IASB released IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates and unconsolidated structured entities. The standard requires an entity to disclose information regarding the nature and risks associated with its interests in other entities and the effects of those interests in its financial position, financial performance and cash flows. IFRS 12 is effective for annual periods beginning on or after January 1, 2013. The new disclosures pursuant to IFRS 12 will be included in the Company’s consolidated financial statements in fiscal 2014.

Fair value measurement

In May 2011, the IASB released IFRS 13, Fair Value Measurement. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when other IFRS standards require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRS standards or address how to present changes in fair value. The standard is effective for annual periods beginning on or after January 1, 2013. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Financial statement presentation

In June 2011, the IASB amended IAS 1, Financial Statement Presentation, to change the disclosure of items presented in OCI, including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to income in the future. The amendments are effective for annual periods beginning on or after July 1, 2012. The new OCI requirements will be presented in the Company’s consolidated other comprehensive income statement in fiscal 2014.

CAE Year-End Financial Results 2013 | 21

Notes to the Consolidated Financial Statements

Property, plant and equipment

In the 2011 Annual Improvements, the IASB amended IAS 16, Property, Plant and Equipment, to clarify when certain assets are property, plant and equipment or inventory. This amendment clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory. The 2011 annual improvement amendment removes the requirement for spare parts and servicing equipment used only in connection with an item of property, plant and equipment to be classified as property, plant and equipment. This annual improvement is effective for annual periods beginning on or after January 1, 2013. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Financial instruments

In November 2009, the IASB released IFRS 9, Financial Instruments, which is the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement. It addresses classification and measurement of financial assets and liabilities. IFRS 9 replaces the multiple category and measurement models of IAS 39 for debt instruments with a new mixed measurement model having two categories: amortized cost and fair value through profit or loss. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. However, the portion of the changes in fair value related to the Company’s own credit risk must be presented in OCI rather than in income. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

The following tables summarize the adjustments to the Company’s consolidated statement of financial position as at April 1, 2012 and March 31, 2013, its consolidated statements of net income, comprehensive income and cash flows for the year end March 31, 2013 as a result of the future changes in accounting policies applicable in fiscal 2014:

Summary reconciliation of financial position

		IFRS 11	IAS 19	March 31, 2013		IFRS 11	IAS 19	April 1, 2012
(amounts in millions)	March 31, 2013	Adjustment	Adjustment	Amended	April 1, 2012	Adjustment	Adjustment	Amended
Assets
Cash and cash equivalents	$293.2	$(33.2)	$-	$260.0	$287.3	$(32.6)	$-	$254.7
Total current assets, excluding
cash and cash equivalent	1,040.6	7.0	-	1,047.6	860.8	0.1	-	860.9
Property, plant and equipment	1,498.6	(355.8)	-	1,142.8	1,293.7	(300.5)	-	993.2
Investment in equity
accounted investees	-	196.9	-	196.9	-	172.9	-	172.9
Other non-current assets	1,046.3	(2.3)	-	1,044.0	741.9	5.3	-	747.2
Total assets	$3,878.7	$(187.4)	$-	$3,691.3	$3,183.7	$(154.8)	$-	$3,028.9
Liabilities and equity
Total current liabilities	$1,002.8	$(96.4)	$-	$906.4	$883.4	$(57.6)	$-	$825.8
Provisions	8.3	(0.4)	-	7.9	6.0	(0.5)	-	5.5
Long-term debt	1,097.0	(94.2)	-	1,002.8	685.6	(97.2)	-	588.4
Royalty obligations	160.6	-	-	160.6	161.6	-	-	161.6
Employee benefits obligations	136.1	-	-	136.1	114.2	-	0.1	114.3
Other non-current liabilities	339.4	(8.3)	-	331.1	290.7	(8.8)	-	281.9
Total liabilities	$2,744.2	$(199.3)	$-	$2,544.9	$2,141.5	$(164.1)	$0.1	$1,977.5
Equity
Share capital	$471.7	$-	$-	$471.7	$454.5	$-	$-	$454.5
Contributed surplus	21.9	-	-	21.9	19.2	-	-	19.2
Accumulated other
comprehensive loss	(16.6)	4.6	-	(12.0)	(9.8)	3.8	-	(6.0)
Retained earnings	625.7	7.3	-	633.0	558.0	5.5	(0.1)	563.4
Equity attributable to equity
holders of the Company	$1,102.7	$11.9	$-	$1,114.6	$1,021.9	$9.3	$(0.1)	$1,031.1
Non-controlling interests	31.8	-	-	31.8	20.3	-	-	20.3
Total equity	$1,134.5	$11.9	$-	$1,146.4	$1,042.2	$9.3	$(0.1)	$1,051.4
Total liabilities and equity	$3,878.7	$(187.4)	$-	$3,691.3	$3,183.7	$(154.8)	$-	$3,028.9

22 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Reconciliation of net income

Year ended March 31, 2013	As currently	IFRS 11	IAS 19
(amounts in millions, except per share amounts)	reported	Adjustment	Adjustment	Amended
Revenue	$2,104.5	$(69.3)	$-	$2,035.2
Cost of sales	1,482.8	(31.8)	(0.6)	1,450.4
Gross profit	$621.7	$(37.5)	$0.6	$584.8
Research and development expenses	60.6	(0.5)	-	60.1
Selling, general and administrative expenses	269.9	(5.6)	0.2	264.5
Other gains – net	(23.4)	1.0	-	(22.4)
After tax share in profit of equity accounted investees	-	(20.1)	-	(20.1)
Restructuring, integration and acquisition costs	68.9	(0.2)	-	68.7
Operating profit	$245.7	$(12.1)	$0.4	$234.0
Finance income	(7.3)	(2.1)	-	(9.4)
Finance expense	75.5	(6.1)	5.1	74.5
Finance expense – net	$68.2	$(8.2)	$5.1	$65.1
Earnings before income taxes	$177.5	$(3.9)	$(4.7)	$168.9
Income tax expense	35.1	(5.7)	(1.2)	28.2
Net income	$142.4	$1.8	$(3.5)	$140.7
Attributable to:
Equity holders of the Company	$139.4	$1.8	$(3.5)	$137.7
Non-controlling interests	3.0	-	-	3.0
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and diluted	$0.54	$-	$(0.01)	$0.53
Weighted average number of
shares outstanding (basic)	259.0	-	-	259.0
Weighted average number of
shares outstanding (diluted)	259.4	-	-	259.4

Summary reconciliation of comprehensive income

Year ended March 31, 2013	As currently	IFRS 11	IAS 19
(amounts in millions)	reported	Adjustment	Adjustment	Amended
Net income	$142.4	$1.8	$(3.5)	$140.7
Foreign currency translation	$2.5	$-	$-	$2.5
Net changes in cash flow hedge	(9.2)	0.8	-	(8.4)
Defined benefit plan actuarial losses	(22.5)	-	3.6	(18.9)
Other comprehensive loss	$(29.2)	$0.8	$3.6	$(24.8)
Total comprehensive income	$113.2	$2.6	$0.1	$115.9
Attributable to:
Equity holders of the Company	$110.1	$2.6	$0.1	$112.8
Non-controlling interests	3.1	-	-	3.1
	$113.2	$2.6	$0.1	$115.9

Summary reconciliation of statement of cash flows

Year ended March 31, 2013	As currently	IFRS 11	IAS 19
(amounts in millions)	reported	Adjustment	Adjustment	Amended
Cash provided by operating activities	$204.1	$(49.6)	$-	$154.5
Cash used in investing activities	(504.9)	71.2	-	(433.7)
Cash provided by financing activities	306.7	(22.2)	-	284.5

CAE Year-End Financial Results 2013 | 23

Notes to the Consolidated Financial Statements

NOTE 3 – BUSINESS COMBINATIONS

Fiscal 2013 acquisitions

During fiscal 2013, the Company entered into two business combination transactions for a total purchase consideration of
$304.0 million.

An amount of $6.0 million of acquisition-related costs was included in restructuring, integration and acquisition costs in the consolidated income statement for the year ended March 31, 2013.

Oxford Aviation Academy Luxembourg S.à r.l.

In May 2012, the Company acquired 100% of the shares of Oxford Aviation Academy Luxembourg S.à r.l. (OAA), a provider of aviation training and crew sourcing services. This acquisition strengthens CAE’s leadership and global reach in civil aviation training by increasing its training centre footprint, growing its flight academy network and extending its portfolio aviation training solutions and aircraft crew sourcing services.

The determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table. The fair value of the acquired identifiable intangible assets is $71.3 million (including trade names and customer relationships) and goodwill is $142.4 million. The goodwill arising from the acquisition of OAA is attributable to the advantages gained, which include:

-       Synergies from combining CAE’s operations and OAA’s operations;

-       Broadening of CAE’s portfolio by extending into pilot and maintenance crew sourcing via Parc Aviation;

-       An experienced workforce with subject matter expertise.

The fair value of the acquired accounts receivable was $28.2 million. Gross contractual amounts receivable amount to $29.6 million, of which $1.4 million has been provisioned in the allowance for doubtful accounts.

The revenue and segment operating income included in the consolidated income statement from OAA since the acquisition date is $245.1 million and $12.7 million respectively. Had OAA been consolidated from April 1, 2012, the consolidated income statement would have shown additional revenue and segment operating income from OAA of $39.0 million and $0.9 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination by the Company. The amounts are provided as supplemental information and are not indicative of the Company’s future performance.

Advanced Medical Technologies, LLC (Blue PhantomTM)

In November 2012, the Company acquired Advanced Medical Technologies, LLC (Blue Phantom) which specializes in the design, development and sales of hands-on training models for ultrasound simulation training. This acquisition enables CAE to expand its healthcare simulation business by integrating tissue-based simulation into its product offerings as well as enhancing its human patient simulators and its line of computer based ultrasound simulators.

The determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table. The fair value of the acquired identifiable intangible assets is $10.0 million (including trade name, technology, intellectual property and customer relationships) and goodwill is $9.7 million. The goodwill arising from the acquisition of Blue Phantom is attributable to the advantages gained, which include:

-       Expansion of CAE’s healthcare product line by integrating tissue-based simulation into its product offerings;

-       Projected future growth of the Blue Phantom product line.

The fair value and the gross contractual amounts of the acquired accounts receivable was $1.1 million.

The revenue and segment operating income included in the consolidated income statement from Blue Phantom since the acquisition date is $2.1 million and $1.4 million respectively. Had Blue Phantom been consolidated from April 1, 2012, the consolidated income statement would have shown additional revenue and segment operating income of $4.2 million and $2.9 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination by the Company. The amounts are provided as supplemental information and are not indicative of the Company’s future performance.

Other

Adjustments to the determination of net identifiable assets acquired and liabilities assumed for fiscal 2012 acquisitions was also completed during the period which included a net decrease to goodwill of $2.3 million and a net increase to intangible assets of $2.8 million.

24 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Net assets acquired and liabilities assumed arising from the acquisitions are as follows:

As at March 31			Total	Total
(amounts in millions)	OAA	Other	2013	2012
Current assets (1)	$35.9	$1.1	$37.0	$17.8
Current liabilities	(90.4)	(0.1)	(90.5)	(19.7)
Property, plant and equipment	151.0	0.1	151.1	3.3
Other assets	-	-	-	20.6
Intangible assets	71.3	10.0	81.3	39.7
Goodwill (2)	142.4	9.7	152.1	99.1
Deferred income taxes	(7.5)	-	(7.5)	(8.1)
Long-term debt	(16.1)	-	(16.1)	-
Non-current liabilities	(18.1)	-	(18.1)	(26.1)
Fair value of the net assets acquired, excluding cash position
at acquisition	$268.5	$20.8	$289.3	$126.6
Cash and cash equivalents in subsidiary acquired	14.6	0.1	14.7	4.8
Total purchase consideration (3)	$283.1	$20.9	$304.0	$131.4
Purchase price payable	(3.8)	(0.9)	(4.7)	(0.3)
Other	-	-	-	(0.3)
Total purchase consideration settled in cash	$279.3	$20.0	$299.3	$130.8
Additional consideration related to previous fiscal year's acquisitions	-	0.7	0.7	-
Total cash consideration	$279.3	$20.7	$300.0	$130.8

(1) Excluding cash on hand
(2) The goodwill includes $9.7 million that is deductible for tax purposes.
(3)Total purchase consideration in relation to OAA acquisition includes an amount of $279.3 million paid to former OAA shareholders to repay debt.

The net assets, including goodwill, of OAA are included in the Training & Services/Civil segment. The net assets, including goodwill, of Blue Phantom are included in the New Core Markets segment.

CAE Year-End Financial Results 2013 | 25

Notes to the Consolidated Financial Statements

NOTE 4 – INVESTMENTS IN JOINT VENTURES

During fiscal 2013, the Company entered into one new joint venture arrangement to form Rotorsim USA LLC. See Note 33 for a complete list of the Company’s investments in joint ventures.

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint ventures’ operations are focused on providing civil and military aviation training and related services.

The following table summarizes the financial information of the Company's investment in joint ventures:

(amounts in millions)	2013	2012
Assets
Current assets	$83.4	$74.4
Property, plant and equipment and other non-current assets	378.8	315.6
Liabilities
Current liabilities	74.7	53.8
Long-term debt (including current portion)	136.5	113.9
Deferred gains and other non-current liabilities	8.8	9.5

(amounts in millions)	2013	2012
Earnings information
Revenue	$134.3	$111.5
Net income	34.8	28.9
Segmented operating income
TS/C	28.1	23.8
SP/M	1.0	2.1
TS/M	15.0	12.4

There are no contingent liabilities relating to the Company’s interests in the joint ventures and no contingent liabilities from the joint ventures themselves.

The Company’s share of the capital commitments from the joint ventures themselves amount to $56.2 million as at March 31, 2013
(2012 –  $84.7 million).

26 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated statement of financial position net of allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

(amounts in millions)	2013	2012
Past due trade receivables not impaired
1-30 days	$44.9	$30.1
31-60 days	19.1	10.2
61-90 days	15.3	8.5
Greater than 90 days	47.7	33.5
Total	$127.0	$82.3
Allowance for doubtful accounts	(11.0)	(7.6)
Current trade receivables	156.2	121.6
Accrued receivables	73.3	48.2
Receivables from related parties (Note 34)	12.4	23.4
Other receivables	41.6	40.5
Total accounts receivable	$399.5	$308.4

Changes in the allowance for doubtful accounts were as follows:

(amounts in millions)	2013	2012
Allowance for doubtful accounts, beginning of year	$(7.6)	$(6.0)
Additions	(7.2)	(6.2)
Amounts charged off	2.3	2.4
Unused amounts reversed	1.6	2.0
Exchange differences	(0.1)	0.2
Allowance for doubtful accounts, end of year	$(11.0)	$(7.6)

NOTE 6 – inventories

(amounts in millions)	2013	2012
Work in progress	$101.7	$99.2
Raw materials, supplies and manufactured products	84.9	53.9
	$186.6	$153.1

The amount of inventories recognized as cost of sales was as follows:

(amounts in millions)	2013	2012
Work in progress	$58.8	$72.6
Raw materials, supplies and manufactured products	40.6	34.3
	$99.4	$106.9

Write-downs of inventories in the amount of $0.7 million were made during fiscal 2013 (2012 – $1.4 million).

CAE Year-End Financial Results 2013 | 27

Notes to the Consolidated Financial Statements

NOTE 7 – Property, plant and equipment

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Net book value at March 31, 2011	$23.5	$175.0	$701.0	$55.1	$12.9	$144.2	$99.3	$1,211.0
Additions	6.5	22.2	45.1	14.6	0.6	-	76.7	165.7
Acquisition of subsidiaries	-	0.7	1.5	1.1	-	-	0.1	3.4
Acquisition of joint venture	-	-	20.3	-	-	-	5.9	26.2
Disposals	-	-	(24.1)	-	(0.1)	-	-	(24.2)
Depreciation	-	(14.1)	(44.6)	(15.6)	(3.3)	(14.7)	-	(92.3)
Impairment (Note 21)	-	(0.5)	-	-	-	-	-	(0.5)
Transfers and others	-	1.9	43.0	1.1	1.8	(6.2)	(45.3)	(3.7)
Exchange differences	0.1	0.9	6.2	(0.5)	(0.2)	2.4	(0.8)	8.1
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7
Additions	-	26.2	79.3	5.3	1.0	-	44.0	155.8
Acquisition of subsidiaries	-	11.7	91.1	2.9	12.8	32.6	-	151.1
Acquisition of joint ventures	-	-	7.2	-	-	-	-	7.2
Disposals	-	(1.0)	(5.1)	-	(0.1)	-	-	(6.2)
Depreciation	-	(14.0)	(59.4)	(12.7)	(2.3)	(19.2)	-	(107.6)
Transfers and others	-	(0.2)	27.5	(1.5)	(2.4)	(2.7)	(22.5)	(1.8)
Exchange differences	(0.2)	(0.7)	1.4	(0.4)	0.2	3.7	2.4	6.4
Net book value at March 31, 2013	$29.9	$208.1	$890.4	$49.4	$20.9	$140.1	$159.8	$1,498.6

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Cost	$30.1	$305.6	$946.7	$198.2	$20.8	$246.4	$135.9	$1,883.7
Accumulated depreciation	-	(119.5)	(198.3)	(142.4)	(9.1)	(120.7)	-	(590.0)
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7
Cost	$29.9	$340.6	$1,142.3	$200.9	$31.0	$280.5	$159.8	$2,185.0
Accumulated depreciation	-	(132.5)	(251.9)	(151.5)	(10.1)	(140.4)	-	(686.4)
Net book value at March 31, 2013	$29.9	$208.1	$890.4	$49.4	$20.9	$140.1	$159.8	$1,498.6

As at March 31, 2013, the average remaining amortization period for full-flight simulators is 14 years (2012 –  15 years).

As at March 31, 2013, bank borrowings are collateralized by property, plant and equipment for a value of $149.0 million
(2012 –  $113.7 million).

28 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Assets under finance lease, with lease terms between 3 and 21 years, include simulators, buildings and machinery and equipment, as follows:

(amounts in millions)	2013	2012
Simulators
Cost	$245.6	$211.8
Accumulated depreciation	(128.5)	(110.5)
Net book value	$117.1	$101.3
Buildings
Cost	$34.3	$34.0
Accumulated depreciation	(11.3)	(9.6)
Net book value	$23.0	$24.4
Machinery and equipment
Cost	$0.6	$0.6
Accumulated depreciation	(0.6)	(0.6)
Net book value	$-	$-
Total net book value	$140.1	$125.7

As at March 31, 2013, the net book value of simulators leased out to third parties is $22.3 million (2012 – $5.4 million).

NOTE 8 – intangible assets

		Capitalized		ERP and		Other
	development		Customer	other		intangible
(amounts in millions)	Goodwill	costs	relationships	software	Technology	assets	Total
Net book value at March 31, 2011	$195.1	$45.2	$47.5	$45.4	$25.0	$17.6	$375.8
Additions – internal development	-	42.8	-	17.3	-	0.2	60.3
Additions – acquired separately	-	-	0.2	-	-	1.1	1.3
Acquisition of subsidiaries	99.1	1.4	20.9	0.1	12.3	5.0	138.8
Amortization	-	(5.7)	(8.1)	(5.3)	(3.4)	(3.5)	(26.0)
Impairment (Note 21)	-	(3.3)	(1.3)	(0.2)	-	-	(4.8)
Transfers and others	-	(8.2)	1.1	0.1	(6.5)	(3.3)	(16.8)
Exchange differences	3.9	0.1	0.1	(0.1)	0.3	0.3	4.6
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2
Additions – internal development	-	49.6	-	19.4	-	0.1	69.1
Additions – acquired separately	-	-	6.5	-	-	-	6.5
Acquisition of subsidiaries	149.8	0.8	63.7	1.1	0.8	17.7	233.9
Amortization	-	(9.3)	(12.9)	(9.5)	(3.9)	(3.2)	(38.8)
Transfers and others	-	(8.1)	0.8	(2.7)	-	-	(10.0)
Exchange differences	4.1	0.2	0.8	-	0.1	0.1	5.3
Net book value at March 31, 2013	$452.0	$105.5	$119.3	$65.6	$24.7	$32.1	$799.2

		Capitalized		ERP and		Other
	development		Customer	other		intangible
(amounts in millions)	Goodwill	costs	relationships	software	Technology	assets	Total
Cost	$298.1	$106.7	$79.7	$95.7	$41.0	$32.3	$653.5
Accumulated depreciation	-	(34.4)	(19.3)	(38.4)	(13.3)	(14.9)	(120.3)
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2
Cost	$452.0	$149.2	$151.5	$117.8	$41.9	$50.6	$963.0
Accumulated depreciation	-	(43.7)	(32.2)	(52.2)	(17.2)	(18.5)	(163.8)
Net book value at March 31, 2013	$452.0	$105.5	$119.3	$65.6	$24.7	$32.1	$799.2

For the year ended March 31, 2013, amortization of $29.1 million (2012 – $19.7 million) has been recorded in cost of sales,
$8.2  million (2012 – $5.4 million) in research and development expenses, $1.5 million (2012 – $0.9 million) in selling, general and administrative expenses and nil (2012 – nil) was capitalized.

As at March 31, 2013, the average remaining amortization period for the capitalized development costs is 5 years (2012 – 6 years).

CAE Year-End Financial Results 2013 | 29

Notes to the Consolidated Financial Statements

The Company has no indefinite life intangible assets other than goodwill.

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

(amounts in millions)	2013	2012
TS/C	$176.5	$32.3
SP/M	103.9	103.1
TS/M	37.6	37.2
NCM	134.0	125.5
Total goodwill	$452.0	$298.1

NOTE 9 – Other assets

(amounts in millions)	2013	2012
Restricted cash	$9.2	$9.8
Prepaid rent to a portfolio investment	77.5	85.4
Investment in a portfolio investment	1.3	1.3
Advances to related parties	33.9	26.7
Deferred financing costs, net of accumulated amortization of $21.4 (2012 – $20.6)	4.2	3.1
Non-current receivables	58.4	42.3
Other, net of accumulated amortization of $11.5 (2012 – $10.6)	16.8	8.8
	$201.3	$177.4

Finance lease receivables
The present value of future minimum lease payment receivables, included in the non-current receivables is as follows:

(amounts in millions)	2013	2012
Gross investment in finance lease contracts	$53.3	$13.6
Less: unearned finance income	22.9	2.7
Less: discounted unguaranteed residual values of leased assets	0.5	-
Present value of future minimum lease payment receivables	$29.9	$10.9

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

(amounts in millions)		2013		2012
		Present value of		Present value of
	Gross	future minimum	Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$1.4	$0.9	$1.2	$0.8
Later than 1 year and no later than 5 years	7.6	2.4	4.8	3.5
Later than 5 years	44.3	26.6	7.6	6.6
	$53.3	$29.9	$13.6	$10.9

30 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 10 – ACCOUNTs PAYABLE AND ACCRUED LIABILITIES

(amounts in millions)	2013	2012
Accounts payable trade	$299.8	$272.8
Accrued liabilities	246.1	216.6
Amounts due to related parties (Note 34)	12.6	5.4
Deferred revenue	123.4	88.7
Current portion of royalty obligations	13.6	14.1
	$695.5	$597.6

NOTE 11 – contracts IN PROGRESS

The amounts recognized in the consolidated statement of financial position correspond, for each construction contract, to the aggregate amount of costs incurred plus recognized profits (less recognized losses), less progress billings and amounts sold.

(amounts in millions)	2013	2012
Contracts in progress: assets	$247.3	$245.8
Contracts in progress: liabilities	(117.9)	(104.6)
Contracts in progress: net assets	$129.4	$141.2

These amounts correspond to:

(amounts in millions)	2013	2012
Aggregate amount of costs incurred plus recognized
profits (less recognized losses) to date	$3,052.3	$2,716.3
Less: progress billing	2,919.8	2,569.9
Less: amounts sold	3.1	5.2
Contracts in progress: net assets	$129.4	$141.2

Advances received from customers on construction contracts related to work not yet commenced amounts to $1.6 million at
March 31, 2013 (2012 – $0.3 million).

Construction contracts revenue recognized in fiscal 2013 amounts to $784.9 million (2012 – $761.1 million).

CAE Year-End Financial Results 2013 | 31

Notes to the Consolidated Financial Statements

NOTE 12 – provisionS

Restoration and simulator removal

In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure on the leased asset, the restoration costs are also capitalized.

Restructuring

Restructuring costs consist mainly of severances and other related costs.

Legal claims

The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in the consolidated income statement within selling, general and administrative expenses. In Management’s opinion, the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2013.

Warranties

A provision is recognized for expected warranty claims on products sold in the last two years, based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year and all will have been incurred within two to five years of the consolidated statement of financial position date. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Changes in provisions are as follows:
				Contingent
Restoration				liabilities arising
and simulator		Restructuring	Legal	on business		Other
(amounts in millions)	removal	(Note 23)	claims	Warranties	combinations	provisions	Total
Total provisions, beginning of year	$0.9	$0.7	$1.6	$11.1	$9.0	$4.3	$27.6
Additions including increases
to existing provisions	4.0	55.1	4.4	8.3	-	7.2	79.0
Amounts used	(0.3)	(28.1)	(0.8)	(9.8)	(1.0)	(2.3)	(42.3)
Unused amounts reversed	-	-	-	(1.2)	(6.1)	(0.2)	(7.5)
Changes in the
discounted amount	-	-	-	-	0.3	0.1	0.4
Exchange differences	(0.1)	0.4	-	-	-	-	0.3
Total provisions, end of year	$4.5	$28.1	$5.2	$8.4	$2.2	$9.1	$57.5
Less: current portion	0.7	28.1	4.7	8.4	0.4	6.9	49.2
Long-term portion	$3.8	$-	$0.5	$-	$1.8	$2.2	$8.3

32 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 13 – DEBT FACILITIES

Long-term debt, net of transaction costs is as follows:

(amounts in millions)	2013	2012
Total recourse debt	$1,089.4	$678.1
Total non-recourse debt (1)	120.6	143.5
Total long-term debt	$1,210.0	$821.6
Less:
Current portion of long-term debt	86.1	113.6
Current portion of finance leases	26.9	22.4
	$1,097.0	$685.6

(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

(amounts in millions)		2013	2012

(i)	Senior notes ($125.0 and US$225.0 maturing between December 2019 and December 2027), floating interest rate based on bankers’ acceptances rate plus a spread on $50.0 and interest rate ranging from 3.59% and 4.15% for remaining $75.0 and US$225.0	$353.5	$-
(ii)	Senior notes (US$33.0 matured in June 2012), fixed interest rate of 7.76% payable semi-annually in June and December	-	33.3
(iii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019), average blended rate of 7.15% payable semi-annually in June and December	119.0	119.7
(iv)	Senior notes (US$100.0 maturing in August 2021 and US$50.0 maturing in August 2026), average blended rate of 4.47% payable semi-annually in August and February	152.3	149.9
(v)	Revolving unsecured term credit facilities maturing in April 2017 (US$550.0)	67.5	13.3
(vi)	Obligations under finance lease commitments, with various maturities from October 2013 to October 2036, interest rates from 3.11% to 10.68%	142.5	142.9
(vii)	Term loan maturing in June 2014 (outstanding as at March 31, 2013 – US$7.7 and £3.2, as at March 31, 2012 – US$13.2 and £5.4)	12.4	21.3
	Term loan maturing in June 2018 (outstanding as at March 31, 2013 – US$43.2 and £8.5, as at March 31, 2012 – US$43.2 and £8.5)	55.2	54.7
	Combined coupon rate of post-swap debt of 6.92% (2012 – 7.90%)
(viii)	R&D obligation from a government agency maturing in July 2029	97.5	58.3
(ix)	Term loan, maturing in December 2017 (outstanding as at March 31, 2013 – €6.7, as at March 31, 2012 – €7.9), floating interest rate with a floor of 2.50%	8.6	10.5
(x)	Term loan maturing in January 2020 (outstanding as at March 31, 2013 – €4.4, as at March 31, 2012 – €4.9), floating interest rate of EURIBOR plus a spread	5.5	6.1
(xi)	Credit facility maturing in January 2015 (outstanding as at March 31, 2013 – $2.2 and INR 349.2, as at March 31, 2012 – $2.1 and INR 384.2), bearing interest based on floating interest rates in India prevailing at the time of each drawdown	8.7	9.6
(xii)	Term loans maturing between October 2020 and March 2023 (outstanding as at March 31, 2013 – US$28.4, as at March 31, 2012 – US$17.1) bearing interest at a mix of fixed rate and floating rate plus spread	28.8	17.1
(xiii)	Other debt, with various maturities from April 2013 to March 2024, average interest rate of approximately 2.69%	37.9	41.4

Total recourse debt, net amount		$1,089.4	$678.1

(i)        Represents senior unsecured notes for $125.0 million and US$225.0 million by way of a private placement.

(ii)       Represents unsecured senior notes for US$33.0 million by way of a private placement. These unsecured senior notes rank equally with term bank financings. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%.

(iii)      Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement.

(iv)      Represents unsecured senior notes for US$150.0 million by way of a private placement.

CAE Year-End Financial Results 2013 | 33

Notes to the Consolidated Financial Statements

(v)       Effective June 29, 2012, the Company amended its revolving unsecured term credit facilities to extend the maturity date from April 2015 to April 2017, and to increase the available facility amount from US$450.0 million to US$550.0 million at more favourable terms with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. The spread over prime has been reduced to reflect current market pricing.

(vi)      These finance leases relate to the leasing of various buildings, simulators, machinery and equipment. Through the acquisition of OAA, the Company assumed leases for several simulators located in Europe. These leases are classified as finance leases and represent finance lease obligations of $18.4 million as at March 31, 2013, with implicit lease rates ranging from approximately 4.30% to 10.18%.

During fiscal 2013, the Company exercised repurchase options in the amounts of US$6.9 million and €1.6 million for two simulators previously accounted for as finance leases, resulting in a reduction in the Company’s obligations under finance leases.

(vii)     Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B begins quarterly amortization in July 2014.

(viii)    Represents an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue until the end of fiscal 2014, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2013 was $200.8 million (2012 – $141.4 million) (see Note 1). The discounted value of the debt recognized amounted to $97.5 million as at March 31, 2013 (2012 – $58.3 million).

(ix)      Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $8.7 million (€6.7 million)
(2012 – $10.6 million (€7.9 million)).

(x)       Represents a loan agreement of $5.7 million (€4.4 million) (2012 – $6.4 million (€4.8 million)) for the financing of one of the Company’s subsidiaries.

(xi)      Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term loan of up to $8.8 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.3 million
(INR 125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.

(xii)     Represents various term loans maturing between October 2020 and March 2023 to finance simulators deployed in the Middle East.

(xiii)    Other debts include an unsecured facility for the financing of the cost of establishment of an ERP system. The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement. Other debts also include bonds for which $31.3 million (2012 – $30.8 million) of letters of credit have been issued to support the bonds for the outstanding amount of the loans. Combined interest rate for these bonds is 2.15%
(2012 – 2.45%).

Details of the non-recourse debt are as follows:

(amounts in millions)		2013	2012
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at March 31, 2013 – £1.3, as at March 31, 2012 – £1.9), interest rate of approximately LIBOR plus 0.95%	$2.1	$3.0
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2013 – €34.4, as at March 31, 2012 – €39.1), interest rate at EURIBOR rate swapped to a fixed rate of 4.97%	44.5	51.5
(iii)	Term loans with various maturities to March 2018 (outstanding as at March 31, 2013 – US$31.2 and ¥92.0, as at March 31, 2012 – US$23.8 and ¥29.4)	46.7	28.4
(iv)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2013 – US$21.1, as at March 31, 2012 – US$21.1), fixed interest rate of 10.35% after effect of USD-Indian Rupees cross currency swap agreement	20.8	20.4
(v)	Term loan maturing in January 2020 (outstanding as at March 31, 2013 – US$2.7, as at March 31, 2012 – US$3.1), floating interest rate	2.8	3.1
(vi)	Agreement for the sale of certain accounts receivable and contracts in progress: assets	-	37.1
(vii)	Term loan of US$48.0 collateralized, maturing in March 2028 (outstanding as at March 31, 2013 – US$4.0), interest rate of approximately LIBOR plus 2.50%	3.7	-
Total non-recourse debt, net amount		$120.6	$143.5

34 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

(i)        The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. The Company has entered into an interest rate swap totalling £1.1 million as at March 31, 2013 (2012 – £1.6 million) fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2013 is £73.2 million (2012 – £83.0 million).

(ii)       Represents the Company’s proportionate share of the German NH90 project. The total amount available for the project under the facility is €182.7 million.

(iii)      Represents the Company’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 4.50% and have maturities between December 2013 and March 2018. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2013 and December 2015.

(iv)      Represents the Company’s proportionate share of the US$42.1 million senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited (Hatsoff) joint venture. The debt begins semi-annual amortization in
September 2013.

(v)       Represents the Company’s proportionate share in a term loan to finance the Emirates-CAE Flight Training LLC, a joint venture.

(vi)      Represents an agreement with financial institutions to sell undivided interests in certain of our contracts in progress: assets through its current financial assets program.

(vii)     Represents collateralized non-recourse financing for a term loan to finance CAE Brunei Multi Purpose Training Centre Sdn Bhd (MPTC), a joint venture. MPTC may also avail an additional amount of up to US$12.0 million in the form of letters of credit.

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of finance leases are as follows:

	Long-term	Finance
(amounts in millions)	debt	leases	Total
2014	$87.5	$26.9	$114.4
2015	39.6	22.2	61.8
2016	91.2	14.6	105.8
2017	96.0	8.7	104.7
2018	43.5	8.7	52.2
Thereafter	715.9	61.4	777.3
	$1,073.7	$142.5	$1,216.2

As at March 31, 2013, CAE is in compliance with all of its financial covenants, except for Hatsoff, a joint venture between CAE and Hindustan Aeronautics Limited, which is in breach of certain covenants and has defaulted on a portion of an interest payment in the amount of US$1.4 million on its debt. As at March 31, 2013, the portion of the non-recourse debt outstanding attributable to CAE’s equity stake is $20.8 million and has been reclassified as current on the Company’s consolidated statement of financial position. Hatsoff management is in discussion with the financial institution for resolution of the breach and default.

Short-term debt

The Company no longer has an unsecured and uncommitted bank line of credit available in euros (2012 – $2.7 million), of which nil was used as at March 31, 2012. The line of credit bore interest at a euro base rate.

Finance lease commitments
The present value of future finance lease commitments, included in debt facilities is as follows:

(amounts in millions)	2013	2012
Future finance lease commitments	$142.5	$142.9
Less: Future finance charges on finance leases	38.3	41.3
Net investment in finance lease contracts	$104.2	$101.6
Less: Discounted guaranteed residual values of leased assets	7.3	6.5
Present value of future minimum lease payments	$96.9	$95.1

CAE Year-End Financial Results 2013 | 35

Notes to the Consolidated Financial Statements

Future minimum lease payments for finance lease commitments are as follows:

(amounts in millions)		2013		2012
	Future	Present value of	Future	Present value of
finance lease		future minimum	finance lease	future minimum
	commitments	lease payments	commitments	lease payments
No later than 1 year	$26.9	$26.2	$22.4	$21.6
Later than 1 year and no later than 5 years	54.2	46.6	56.3	47.9
Later than 5 years	61.4	24.1	64.2	25.6
	$142.5	$96.9	$142.9	$95.1

NOTE 14 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare and mining.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modeling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (see Notes 1 and 13 for an explanation of the royalty obligation and debt).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modeling, simulation and training services expertise into the new markets of healthcare and mining. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides aggregate information regarding contributions recognized and amounts not yet received for the projects Falcon and New Core Markets:

(amounts in millions)	2013	2012
Outstanding contribution receivable, beginning of year	$8.3	$12.9
Contributions	29.4	42.8
Payments received	(31.9)	(47.4)
Outstanding contribution receivable, end of year	$5.8	$8.3

Aggregate information about programs
The aggregate contributions recognized for all programs are as follows:

(amounts in millions)	2013	2012
Contributions credited to capitalized expenditures:
Project Falcon	$6.4	$7.5
Project New Core Markets	3.7	11.4
Contributions credited to income:
Project Falcon	$17.6	$20.9
Project New Core Markets	1.7	3.0
Total contributions:
Project Falcon	$24.0	$28.4
Project New Core Markets	5.4	14.4

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

36 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 15 – employee benefits OBLIGATIONS

Defined benefit plans

The Company has two registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a funded pension plan for employees in the Netherlands, in the United Kingdom and two in Norway that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental plan in Canada, two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan (Beyss)) and two in Norway to provide defined benefits based on length of service and final average earnings. These supplemental plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2013, the supplemental defined benefits pension obligations are $59.7 million (2012 – $57.1 million) and the Company has issued letters of credit totalling $54.3 million (2012 – $53.7 million) to collateralize these obligations under the Canadian supplemental plan.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2013, in the acquisition of OAA, the Company assumed two pension plans resulting in additional pension obligations of
$2.3 million and additional plan assets of $1.7 million.

The employee benefits obligations are as follows:

(amounts in millions)	2013	2012
Funded defined benefits pension obligations	$377.7	$320.4
Fair value of plan assets	301.3	263.2
Funded defined benefits pension obligations – net	76.4	57.2
Supplemental defined benefits pension obligations	59.7	57.1
Unrecognized past service costs	-	(0.1)
Employee benefits obligations	$136.1	$114.2

The changes in the funded defined pension obligations and the fair value of plan assets are as follows:

(amounts in millions)			2013			2012
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$279.4	$41.0	$320.4	$217.7	$37.2	$254.9
Current service cost	13.6	1.6	15.2	8.5	1.0	9.5
Interest cost	13.3	1.7	15.0	12.6	1.8	14.4
Employee contributions	3.6	0.3	3.9	2.0	0.3	2.3
Actuarial loss	37.2	1.3	38.5	48.9	2.7	51.6
Pension benefits paid	(11.1)	(0.6)	(11.7)	(10.3)	(0.6)	(10.9)
Business combination	-	2.3	2.3	-	-	-
Curtailments	(2.1)	-	(2.1)	-	-	-
Settlements	(3.0)	-	(3.0)	-	(0.5)	(0.5)
Exchange differences	-	(0.8)	(0.8)	-	(0.9)	(0.9)
Pension obligations, end of year	$330.9	$46.8	$377.7	$279.4	$41.0	$320.4
Fair value of plan assets, beginning of year	228.6	34.6	263.2	206.4	32.4	238.8
Expected return on plan assets	15.4	1.4	16.8	14.9	1.7	16.6
Actuarial gain (loss)	4.5	3.3	7.8	(4.9)	0.7	(4.2)
Employer contributions	22.5	2.2	24.7	20.5	1.2	21.7
Employee contributions	3.6	0.3	3.9	2.0	0.3	2.3
Pension benefits paid	(11.1)	(0.6)	(11.7)	(10.3)	(0.6)	(10.9)
Business combination	-	1.7	1.7	-	-	-
Settlements	(4.3)	-	(4.3)	-	(0.3)	(0.3)
Exchange differences	-	(0.8)	(0.8)	-	(0.8)	(0.8)
Fair value of plan assets, end of year	$259.2	$42.1	$301.3	$228.6	$34.6	$263.2

The actual return on plan assets was $24.6 million in fiscal 2013 (2012 – $12.4 million).

CAE Year-End Financial Results 2013 | 37

Notes to the Consolidated Financial Statements

The changes in the supplemental arrangements pension obligations are as follows:

(amounts in millions)			2013			2012
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$47.9	$9.2	$57.1	$38.3	$8.7	$47.0
Current service cost	2.3	0.1	2.4	1.4	0.1	1.5
Interest cost	2.3	0.4	2.7	2.2	0.5	2.7
Actuarial (gain) loss	(1.4)	1.5	0.1	8.3	0.8	9.1
Pension benefits paid	(2.5)	(0.5)	(3.0)	(2.5)	(0.6)	(3.1)
Past service cost	0.6	-	0.6	0.2	-	0.2
Exchange differences	-	(0.2)	(0.2)	-	(0.3)	(0.3)
Pension obligations, end of year	$49.2	$10.5	$59.7	$47.9	$9.2	$57.1

The net pension cost is as follows:

Years ended March 31
(amounts in millions)			2013			2012
	Canadian	Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$13.6	$1.6	$15.2	$8.5	$1.0	$9.5
Interest cost	13.3	1.7	15.0	12.6	1.8	14.4
Expected return on plan assets	(15.4)	(1.4)	(16.8)	(14.9)	(1.7)	(16.6)
Past service cost	0.1	-	0.1	0.2	-	0.2
Curtailments	(2.1)	-	(2.1)	-	-	-
Settlements	1.3	-	1.3	-	(0.2)	(0.2)
Net pension cost	$10.8	$1.9	$12.7	$6.4	$0.9	$7.3
Supplemental arrangements
Current service cost	$2.3	$0.1	$2.4	$1.4	$0.1	$1.5
Interest cost	2.3	0.4	2.7	2.2	0.5	2.7
Past service cost	0.6	-	0.6	0.2	-	0.2
Net pension cost	$5.2	$0.5	$5.7	$3.8	$0.6	$4.4
Total net pension cost	$16.0	$2.4	$18.4	$10.2	$1.5	$11.7

For the year ended March 31, 2013, pension costs of $7.9 million (2012 – $5.1 million) have been charged in cost of sales,
$2.0 million (2012 – $1.7 million) in research and development expenses, $7.8 million (2012 – $3.7 million) in selling, general and administrative expenses and $1.5 million (2012 – $1.2 million) were capitalized. In fiscal 2013, the curtailment and settlement gain of $0.8 million has been included in restructuring, integration and acquisition costs.

The percentage of the major categories of assets which constitutes the fair value of plan assets is as follows:

	Canadian plans		Netherlands plan		United Kingdom plan		Norway plans
As at March 31	2013	2012	2013	2012	2013	2012	2013	2012
Equity instruments	63%	62%	29%	24%	50%	60%	7%	9%
Debt instruments	36%	36%	70%	76%	38%	29%	56%	73%
Property	-	-	-	-	-	-	18%	18%
Other	1%	2%	1%	-	12%	11%	19%	-
	100%	100%	100%	100%	100%	100%	100%	100%

As at March 31, 2013, there are no Company's ordinary shares in the pension plan assets (2012 – $0.3 million).

38 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Significant assumptions (weighted average):

	Canadian		Foreign
	2013	2012	2013	2012
Pension obligations as at March 31:
Discount rate	4.25%	4.75%	3.53%	4.12%
Compensation rate increases	3.50%	3.50%	2.98%	2.98%
Net pension cost for years ended March 31:
Expected return on plan assets	6.50%	7.00%	4.19%	5.20%
Discount rate	4.75%	5.75%	4.05%	5.13%
Compensation rate increases	3.50%	3.50%	3.01%	2.35%

Amounts for the funded plans and supplemental arrangements are as follows:

(amounts in millions)	2013	2012	2011
Funded Canadian plans
Defined benefit obligations	$330.9	$279.4	$217.7
Plan assets	259.2	228.6	206.4
Deficit	71.7	50.8	11.3
Experience adjustments (losses) gains on plan liabilities	(9.2)	(0.6)	2.8
Experience adjustments gains (losses) on plan assets	4.5	(4.9)	9.6

Funded foreign plans
Defined benefit obligations	$46.8	$41.0	$37.2
Plan assets	42.1	34.6	32.4
Deficit	4.7	6.4	4.8
Experience adjustments gains (losses) on plan liabilities	0.7	1.3	(0.6)
Experience adjustments gains on plan assets	3.3	0.7	2.1

Canadian supplemental arrangements
Defined benefit obligation	$49.2	$47.9	$38.3
Experience adjustments gains (losses) on plan liabilities	4.5	(2.6)	(1.6)

Foreign supplemental arrangements
Defined benefit obligations	$10.5	$9.2	$8.7
Experience adjustments gains (losses) on plan liabilities	0.5	(0.6)	(0.5)

As at March 31, 2013, the total cumulative amount of net actuarial losses before income taxes recognized in other comprehensive income was $87.1 million (2012 – $56.3 million).

Expected contribution for the next fiscal year is as follows:

		Funded plans	Supplemental arrangements
(amounts in millions)	Canadian	Foreign	Canadian	Foreign
Expected contribution – fiscal 2014	$26.0	$1.3	$2.7	$0.5

CAE Year-End Financial Results 2013 | 39

Notes to the Consolidated Financial Statements

NOTE 16 – DEFERRED GAINS AND OTHER non-CURRENT LIABILITIES

(amounts in millions)	2013	2012
Deferred gains on sale and leasebacks (1)	$39.7	$44.0
Deferred revenue	91.8	95.4
LTI-RSU/DSU compensation obligations (Note 25)	29.3	33.9
License payable	4.5	4.9
Purchase options	14.7	-
Deferred gains and other	14.6	7.8
	$194.6	$186.0

(1) The related amortization for the year amounted to $4.7 million (2012 – $4.8 million).

NOTE 17 – iNCOME TAXEs

Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

Years ended March 31
(amounts in millions, except for income tax rates)	2013	2012
Earnings before income taxes	$177.5	$239.5
Canadian statutory income tax rates	26.74%	27.99%
Income taxes at Canadian statutory rates	$47.4	$67.0
Difference between Canadian and Foreign statutory rates	(14.3)	(9.3)
Losses not tax effected	7.6	5.0
Tax benefit of operating losses not previously recognized	(0.3)	(3.0)
Non-taxable capital gain	(0.1)	(0.5)
Non-deductible items	6.2	3.6
Prior years' tax adjustments and assessments	(8.1)	1.0
Impact of change in income tax rates on deferred income taxes	(0.5)	(2.7)
Non-taxable research and development tax credits	(1.6)	(1.2)
Other tax benefits not previously recognized	(4.1)	(5.3)
Other	2.9	2.9
Income tax expense	$35.1	$57.5

The applicable statutory tax rates are 26.74% in 2013 and 27.99% in 2012. The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease is mainly due to the reduction of the Federal income tax rate in 2013 from 16.13% to 15%.

Significant components of the provision for the income tax expense are as follows:

(amounts in millions)	2013	2012
Current income tax expense:
Current period	$7.4	$21.5
Adjustment for prior years	(0.4)	(0.4)
Deferred income tax expense (recovery):
Tax benefit not previously recognized used to reduce the deferred tax expense	(4.5)	(8.3)
Impact of change in income tax rates on deferred income taxes	(0.5)	(2.7)
Origination and reversal of temporary differences	33.1	47.4
Income tax expense	$35.1	$57.5

40 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Income tax recognized in other comprehensive income

(amounts in millions)	2013	2012
Current income tax expense	$0.3	$-
Deferred income tax recovery	(12.8)	(21.3)
Income tax recovery recognized in other comprehensive income	$(12.5)	$(21.3)

Deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

As at March 31
(amounts in millions)		Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012
Non-capital loss carryforwards	$59.4	$44.2	$-	$-	$59.4	$44.2
Intangible assets	4.4	9.2	(72.8)	(49.4)	(68.4)	(40.2)
Amounts not currently deductible	22.9	25.5	-	-	22.9	25.5
Deferred revenues	8.8	11.0	-	-	8.8	11.0
Tax benefit carryover	0.7	5.2	-	-	0.7	5.2
Unclaimed research & development
expenditures	10.2	7.7	-	-	10.2	7.7
Investment tax credits	-	-	(31.8)	(18.9)	(31.8)	(18.9)
Property, plant and equipment	13.6	13.8	(95.9)	(95.1)	(82.3)	(81.3)
Unrealized gains (losses) on foreign exchange	0.7	0.1	(2.0)	(4.9)	(1.3)	(4.8)
Financial instruments	4.5	3.6	(0.2)	(1.6)	4.3	2.0
Government assistance	-	-	(9.9)	(3.1)	(9.9)	(3.1)
Employee benefit plans	32.9	27.2	-	-	32.9	27.2
Percentage-of-completion versus
completed contract	-	-	(32.7)	(36.3)	(32.7)	(36.3)
Other	1.5	0.8	(6.5)	(6.7)	(5.0)	(5.9)
Tax assets (liabilities)	$159.6	$148.3	$(251.8)	$(216.0)	$(92.2)	$(67.7)
	(120.2)	(124.2)	120.2	124.2	-	-
Net deferred income tax assets (liabilities)	$39.4	$24.1	$(131.6)	$(91.8)	$(92.2)	$(67.7)

CAE Year-End Financial Results 2013 | 41

Notes to the Consolidated Financial Statements

Movement in temporary differences during fiscal year 2013 is as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	beginning of year	in income	in OCI	of subsidiary	end of year
Non-capital loss carryforwards	$44.2	$8.1	$0.4	$6.7	$59.4
Intangible assets	(40.2)	(17.0)	(0.4)	(10.8)	(68.4)
Amounts not currently deductible	25.5	(4.1)	0.2	1.3	22.9
Deferred revenues	11.0	(1.8)	(0.3)	(0.1)	8.8
Tax benefit carryover	5.2	(4.5)	-	-	0.7
Unclaimed research & development expenditures	7.7	2.5	-	-	10.2
Investment tax credits	(18.9)	(12.9)	-	-	(31.8)
Property, plant and equipment	(81.3)	7.7	(2.3)	(6.4)	(82.3)
Unrealized gains (losses) on foreign exchange	(4.8)	2.0	1.5	-	(1.3)
Financial Instrument	2.0	(1.3)	3.6	-	4.3
Government assistance	(3.1)	(6.8)	-	-	(9.9)
Employee benefit plans	27.2	(3.3)	8.8	0.2	32.9
Percentage-of-completion versus
completed contract	(36.3)	2.9	-	0.7	(32.7)
Other	(5.9)	0.4	-	0.5	(5.0)
Net deferred income tax (liabilities) assets	$(67.7)	$(28.1)	$11.5	$(7.9)	$(92.2)

Movement in temporary differences during fiscal year 2012 was as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	beginning of year	in income	in OCI	of subsidiaries	end of year
Non-capital loss carryforwards	$40.9	$1.9	$(0.5)	$1.9	$44.2
Intangible assets	(21.3)	(5.7)	0.4	(13.6)	(40.2)
Amounts not currently deductible	26.2	(2.0)	0.1	1.2	25.5
Deferred revenues	9.6	(1.4)	-	2.8	11.0
Tax benefit carryover	5.0	0.2	(0.1)	0.1	5.2
Unclaimed research & development expenditures	6.2	1.5	-	-	7.7
Investment tax credits	(14.7)	(4.2)	-	-	(18.9)
Property, plant and equipment	(64.9)	(14.9)	(1.0)	(0.5)	(81.3)
Unrealized gains (losses) on foreign exchange	(7.3)	2.4	0.1	-	(4.8)
Financial Instruments	(0.9)	(1.0)	3.9	-	2.0
Government assistance	5.1	(8.2)	-	-	(3.1)
Employee benefit plans	13.6	(3.8)	17.4	-	27.2
Percentage-of-completion versus
completed contract	(38.2)	1.8	0.1	-	(36.3)
Other	(3.1)	(3.0)	0.2	-	(5.9)
Net deferred income tax assets (liabilities)	$(43.8)	$(36.4)	$20.6	$(8.1)	$(67.7)

Following the acquisition of METI, the Company recognized an amount of $2.0 million of deferred tax assets for its pre-acquisition unrecognized losses in fiscal 2012.

As at March 31, 2013, taxable temporary differences of $454.5 million (2012 – $327.5 million) related to investments in foreign operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

42 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

The non-capital losses expire as follows:

(amounts in millions)
Expiry date	Unrecognized	Recognized
2014	$-	$-
2015	0.3	-
2016	3.4	-
2017	1.4	-
2018	4.0	-
2019	6.8	-
2020 – 2032	16.2	101.3
No expiry date	62.7	90.7
	$94.8	$192.0

As at March 31, 2013, the Company has $312.8 million (2012 – $280.3 million) of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse during a period of up to 30 years.

NOTE 18 – SHARE CAPITAL, Earnings per share and dividends

Share capital

Authorized shares

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued shares

A reconciliation of the issued and outstanding common shares of the Company is presented in the Consolidated Statement of Changes in Equity. As at March 31, 2013, the number of shares issued and that are fully paid amount to 259,979,059
(2012 – 258,266,295).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

Years ended March 31	2013	2012
Weighted average number of common shares outstanding	258,982,945	257,461,318
Effect of dilutive stock options	412,661	763,581
Weighted average number of common shares outstanding for diluted earnings per share calculation	259,395,606	258,224,899

As at March 31, 2013, options to acquire 2,490,041 common shares (2012 – 2,671,643) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends

The dividends declared for fiscal 2013 were $49.2 million or $0.19 per share (2012 –  $41.2 million or $0.16 per share).

CAE Year-End Financial Results 2013 | 43

Notes to the Consolidated Financial Statements

NOTE 19 – ACCUMULATED OTHER COMPREHENSIVE LOSS

					Net changes in
	Foreign currency		Net changes in		available-for-sale
As at March 31	translation		cash flow hedges		financial instruments			Total
(amounts in millions)	2013	2012	2013	2012	2013	2012	2013	2012
Balances, beginning of year	$(10.2)	$(20.5)	$-	$10.3	$0.4	$0.4	$(9.8)	$(9.8)
Other comprehensive income (loss)	2.4	10.3	(9.2)	(10.3)	-	-	(6.8)	-
Balances, end of year	$(7.8)	$(10.2)	$(9.2)	$-	$0.4	$0.4	$(16.6)	$(9.8)

NOTE 20 – EMPLOYEE COMPENSATION

The total employee compensation expense recognized in the determination of net income is as follows:

(amounts in millions)	2013	2012
Salaries and benefits	$661.7	$627.8
Share-based payments, net of equity swap	14.0	14.2
Pension costs – defined benefit plans	16.9	10.5
Pension costs – defined contribution plans	8.4	6.7
Total employee compensation expense	$701.0	$659.2

NOTE 21 – impairment of non-financial assets

Fiscal 2013

There are no impairment losses in fiscal 2013.

Fiscal 2012

Impairment of property, plant and equipment

In fiscal 2012, an impairment loss of $0.5 million representing the write-down of a building to its recoverable amount was recognized in cost of sales within the Training & Services/Civil segment. The asset had a carrying amount of $6.1 million. The recoverable amount was based on the fair value less costs to sell.

Impairment of intangible assets

In fiscal 2012, an impairment loss of $1.3 million representing the write-down of a customer relationship was recognized in cost of sales within the New Core Markets segment. The asset had a carrying amount of $2.6 million. An impairment test was triggered during the year as a result of an amendment to a contract upon the acquisition of METI in August 2011. The recoverable amount was estimated based on a value in use.

In addition, an impairment loss of $3.5 million mainly representing the full write-down of certain deferred development costs and other software, also within the New Core Markets segment, was recognized in research and development expenses during the fiscal year. An impairment test was triggered upon the acquisition of METI and the subsequent realignment of the approach to the healthcare market.

44 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 22 – other gains –  net

(amounts in millions)	2013	2012
Disposal/full retirement of property, plant and equipment	$(2.7)	$(10.2)
Net foreign exchange differences	(11.1)	(0.5)
Dividend income	(0.9)	(4.0)
Royalty income	(0.3)	(0.7)
Reversal of contingent liabilities arising on business combinations (Note 12)	(6.1)	-
Remeasurement of previously-held interest in available-for-sale investment	-	0.3
Other	(2.3)	(6.1)
Other gains – net	$(23.4)	$(21.2)

NOTE 23 – Restructuring, integration and acquisition costs

(amounts in millions)	2013	2012
Restructuring costs (Note 12)	$55.1	$-
Integration costs	7.8	-
Acquisition costs (Note 3)	6.0	-
Restructuring, integration and acquisition costs	$68.9	$-

Restructuring

Restructuring costs consist mainly of severances and other related costs.

Integration costs

Integration costs represent incremental costs directly related to the integration of OAA in the Company’s ongoing activities. This primarily includes expenditures related to redeployment of simulators, regulatory and process standardization, systems integration and other activities.

Acquisition costs

Acquisition costs include expenses, fees, commissions and other costs associated with the collection of information, negotiation of contracts, risk assessments, and the services of lawyers, advisors and specialists.

NOTE 24 – FINANCE EXPENSE - NET

(amounts in millions)	2013	2012
Finance expense:
Long-term debt (other than finance leases)	$51.1	$38.0
Finance leases	10.0	11.2
Royalty obligations	10.2	13.6
Financing cost amortization	1.8	1.6
Accretion of other non-current liabilities	1.7	1.9
Other	3.9	7.1
Post interest rate swaps	(0.4)	(2.0)
Borrowing costs capitalized (1)	(2.8)	(2.2)
Finance expense	$75.5	$69.2
Finance income:
Interest income on loans and receivables	$(2.5)	$(1.6)
Other	(4.8)	(5.0)
Finance income	$(7.3)	$(6.6)
Finance expense - net	$68.2	$62.6

(1)The average capitalization rate used during fiscal 2013 to determine the amount of borrowing costs eligible for capitalization was 3.86% (2012 - 5.19%).

CAE Year-End Financial Results 2013 | 45

Notes to the Consolidated Financial Statements

NOTE 25 – SHARE-BASED PAYMENTS

The Company’s five share-based payment plans consist of two categories of plans: the Employee Stock Option Plan (ESOP), which qualifies as an equity-settled share-based payment plan; and the Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) Plans, Long-Term Incentive Deferred Share Unit (LTI-DSU) Plan and the Long-Term Incentive Restricted Share Unit (LTI-RSU) Plans, which qualify as cash-settled share-based payments plans.

The effect before income taxes of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Recognized in the consolidated
	cost/(recovery)		statement of financial position
(amounts in millions)	2013	2012	2013	2012
Cash-settled share-based compensation:
ESPP	$5.6	$5.4	$-	$-
DSU	0.9	(0.8)	(8.1)	(8.2)
LTI-DSU, net of equity swap	3.3	4.5	(19.3)	(21.5)
LTI-RSU	1.1	2.4	(6.5)	(12.2)
Total cash-settled share-based compensation	$10.9	$11.5	$(33.9)	$(41.9)
Equity-settled share-based compensation:
ESOP	3.9	3.7	(21.9)	(19.2)
Total equity-settled share-based compensation	$3.9	$3.7	$(21.9)	$(19.2)
Total share-based compensation	$14.8	$15.2	$(55.8)	$(61.1)

The compensation costs listed above include capitalized costs of $0.8 million (2012 –  $1.0 million).

The share-based payment plans are described below. There have been no plan cancellations during fiscal 2013 or fiscal 2012.

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2013, a total of 12,304,776 common shares (2012 –  12,787,026) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years (six years for options issued before March 31, 2011), and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

Outstanding options are as follows:

Years ended March 31		2013		2012
		Weighted		Weighted
	Number	average	Number	average
	of options	exercise price	of options	exercise price
Options outstanding, beginning of year	6,473,768	$10.20	6,020,489	$9.67
Granted	1,755,400	10.16	1,223,434	12.25
Exercised	(482,250)	8.13	(538,600)	8.18
Forfeited	(412,076)	11.61	(224,280)	11.88
Expired	(22,875)	11.97	(7,275)	13.18
Options outstanding, end of year	7,311,967	$10.24	6,473,768	$10.20
Options exercisable, end of year	3,829,769	$10.44	3,134,974	$10.73

46 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Summarized information about the Company's ESOP as at March 31, 2013 is as follows:

Range of exercise prices		Options Outstanding		Options Exercisable
		Weighted	Weighted		Weighted
	Number	average remaining	average	Number	average
	Outstanding	contractual life (years)	exercise price	exercisable	exercise price
$7.29 to $9.69	3,200,304	2.62	$7.93	2,029,148	$7.72
$10.04 to $11.01	1,682,972	6.10	10.20	41,856	10.31
$11.10 to $14.10	2,428,691	2.24	13.33	1,758,765	13.60
Total	7,311,967	3.29	$10.24	3,829,769	$10.44

The weighted average market share price for share options exercised in 2013 was $10.45 (2012 –  $11.70).

For the year ended March 31, 2013, compensation cost for CAE’s stock options of $3.9 million (2012 –  $3.7 million) was recognized in the consolidated income statement with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since fiscal 2009.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2013	2012
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$10.08	$12.12
Exercise price	$10.16	$12.25
Dividend yield	1.60%	1.33%
Expected volatility	33.56%	34.05%
Risk-free interest rate	1.29%	2.16%
Expected option term	5 years	5 years
Weighted average fair value option granted	$2.59	$3.33

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. The Company recorded compensation cost in the amount of $5.6 million (2012 –  $5.4 million) in respect of employer contributions under the Plan.

CAE Year-End Financial Results 2013 | 47

Notes to the Consolidated Financial Statements

Deferred Share Unit Plans

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its non-current liability in deferred gains and other non-current liabilities on the consolidated statement of financial position. The cost recorded in fiscal 2013 was $0.9 million (2012 – $0.8 million recovery).

DSUs outstanding are as follows:

Years ended March 31	2013	2012
DSUs outstanding, beginning of year	805,527	699,866
Units granted	97,457	94,441
Units cancelled	-	-
Units redeemed	(104,807)	-
Dividends paid in units	15,014	11,220
DSUs outstanding, end of year	813,191	805,527
DSUs vested, end of the year	813,191	805,527

The intrinsic values of the DSUs amount to $8.1 million at March 31, 2013 (2012 – $8.2 million).

Long-Term Incentive (LTI) – Deferred Share Unit Plan

The Company maintains a Long-Term Incentive Deferred Share Unit (LTI-DSU) plan for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The cost recorded in fiscal 2013 was $3.0 million (2012 – $1.7 million recovery).

The Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (See Note 31).

LTI-DSUs outstanding are as follows:

Years ended March 31	2013	2012
LTI-DSUs outstanding, beginning of year	2,431,314	2,333,669
Units granted	293,990	241,266
Units cancelled	(85,394)	(64,883)
Units redeemed	(421,170)	(115,927)
Dividends paid in units	46,972	37,189
LTI-DSUs outstanding, end of year	2,265,712	2,431,314
LTI-DSUs vested at end of year	1,917,003	2,000,614

The intrinsic values of the LTI-DSUs amount to $19.0 million at March 31, 2013 (2012 – $20.5 million).

48 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Long-Term Incentive – Restricted Share Unit Plans

The Company maintains Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plans to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSUs are share-based performance plans.

Fiscal year 2008 Plan

LTI-RSUs granted pursuant to the plan vest after three years from their grant date as follows:

(i)     100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro‑rated vesting, as of the end of the pro-ration period;

(ii)    50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the companies listed on the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The cost recorded in fiscal 2013 was $0.3 million (2012 –  $1.0 million).

Fiscal year 2011 Plan

In May 2010, the Company amended the fiscal year 2008 Plan for fiscal 2011 and subsequent years. LTI-RSUs granted pursuant to the revised plan vest over three years from their grant date as follows:

(i)     One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1st to March 31st, immediately preceding each of the 1st, 2nd, and 3rd anniversary of the grant date, according to the following rule:

Annual TSR Relative Performance	Factor
1st Quartile (0 – 25th percentile)	-
2nd Quartile (26th – 50th percentile)	50% – 98%
3rd Quartile (51st – 75th percentile)	100% – 148%
4th Quartile (76th – 100th percentile)	150%

(ii)    One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three‑year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1st, immediately preceding the grant date, to March 31st, immediately preceding the 3rd anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The cost recorded in fiscal 2013 was $0.8 million (2012 –  $1.4 million).

LTI-RSU units outstanding under all plans are as follows:

	Fiscal Year 2011 Plan		Fiscal Year 2008 Plan
Years ended March 31	2013	2012	2013	2012
LTI-RSUs outstanding, beginning of year	1,014,155	605,585	660,733	1,064,026
Units granted	593,410	480,276	-	-
Units cancelled	(138,924)	(65,895)	(5,954)	(403,293)
Units redeemed	(5,002)	(5,811)	(654,779)	-
LTI-RSUs outstanding, end of year	1,463,639	1,014,155	-	660,733
LTI-RSUs vested, end of year	1,060,397	677,817	-	631,804

The intrinsic values of the LTI-RSUs amount to $6.5 million at March 31, 2013 (2012 – $12.2 million).

CAE Year-End Financial Results 2013 | 49

Notes to the Consolidated Financial Statements

NOTE 26 – SUPPLEMENTARY CASH FLOWS INFORMATION

(amounts in millions)	2013	2012
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(68.4)	$(11.0)
Contracts in progress: assets	2.6	(7.0)
Inventories	(27.6)	(24.1)
Prepayments	(5.8)	(0.6)
Income taxes recoverable	(11.4)	(11.6)
Derivative financial assets	18.0	48.0
Accounts payable and accrued liabilities	18.6	6.8
Provisions	19.3	(2.2)
Income taxes payable	2.0	(2.6)
Contracts in progress: liabilities	13.8	(22.2)
Derivative financial liabilities	(22.8)	(45.2)
Changes in non-cash working capital	$(61.7)	$(71.7)

NOTE 27 – Contingencies

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 28 – COMMITMENTS

Operating lease commitments

As at March 31, 2013, an amount of $17.9 million (2012 –  $26.0 million) was designated as commitments to CVS Leasing Ltd.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

(amounts in millions)	2013	2012
No later than 1 year	$56.7	$30.2
Later than 1 year and no later than 5 years	143.9	79.0
Later than 5 years	89.0	32.8
	$289.6	$142.0

Rental expenses recorded in the consolidated income statement amount to $64.1million (2012 – $46.8 million).

Contractual purchase obligations
Significant contractual purchase obligations are as follows:

(amounts in millions)	SP/C	Total
2014	$12.5	$12.5
2015	12.5	12.5
	$25.0	$25.0

50 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Operating Lease Entitlements as a Lessor
Future minimum lease payments receivable under non-cancellable operating leases are as follows:

(amounts in millions)	2013	2012
No later than 1 year	$11.9	$4.5
Later than 1 year and no later than 5 years	20.5	14.4
Later than 5 years	14.4	1.8
	$46.8	$20.7

NOTE 29 – capital risk management

The Company’s objectives when managing capital are threefold:

(i)     Optimize the use of debt for managing the cost of capital of the Company;

(ii)    Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;

(iii)   Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the net debt to capital ratio. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises of share capital, contributed surplus, accumulated other comprehensive (loss) income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

(amounts in millions)	2013	2012
Total debt	$1,210.0	$821.6
Less: cash and cash equivalents	293.2	287.3
Net debt	$916.8	$534.3
Equity	$1,134.5	$1,042.2
Net debt: equity	45:55	34:66

The Company has certain debt agreements which require the maintenance of a certain level of capital. As at March 31, 2013, the Company is compliant with its financial covenants, except for the portion of the non-recourse debt in Hatsoff attributable to the Company’s equity stake which is in breach of certain covenants (See Note 13).

CAE Year-End Financial Results 2013 | 51

Notes to the Consolidated Financial Statements

NOTE 30 – Financial Instruments

Fair value of financial instruments

The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the fair values of the Company’s own credit risk are taken into account in estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)     The fair value of accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)    The fair value of finance lease obligations are estimated using the discounted cash flow method;

(iii)   The fair value of long-term debt, non-current obligations and non-current receivables, including advances, are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(iv)   The fair value of derivative instruments, including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract, are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty’s credit risk. Assumptions are based on market conditions prevailing at each reporting date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(v)    The fair value of the available-for-sale investment which does not have a readily available market value, but for which fair value can be reliably measured, is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2013:

(amounts in millions)
							Carrying Value			Fair Value
	At		Available-		Loans &
	FVTPL	for-Sale		Receivables			DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$293.2		$-		$-		$-		$293.2	$293.2
Accounts receivable	-		-		378.7	(2)	-		378.7	378.7
Contracts in progress: assets	-		-		247.3		-		247.3	247.3
Derivative financial assets	5.4		-		-		10.0		15.4	15.4
Other assets	9.2	(3)	1.3	(4)	80.6	(5)	-		91.1	99.4
	$307.8		$1.3		$706.6		$10.0		$1,025.7	$1,034.0

				Carrying Value			Fair Value
		Other
	At	Financial
	FVTPL	Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable and accrued liabilities	$-	$529.6	(6)	$-		$529.6	$529.6
Total provisions	-	29.9		-		29.9	29.9
Total long-term debt	-	1,216.2	(7)	-		1,216.2	1,334.2
Other non-current liabilities	-	192.5	(8)	-		192.5	192.5
Derivative financial liabilities	5.5	-		21.2		26.7	26.7
	$5.5	$1,968.2		$21.2		$1,994.9	$2,112.9

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Represents restricted cash.
(4) Represents the Company's portfolio investment.
(5) Includes non-current receivables and advances.
(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(7) Excludes transaction costs.
(8) Includes non-current royalty obligations and other non-current liabilities

52 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, were as follows at March 31, 2012:

(amounts in millions)
							Carrying Value			Fair Value
	At		Available-		Loans &
	FVTPL		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$287.3		$-		$-		$-		$287.3	$287.3
Accounts receivable	-		-		295.6	(2)	-		295.6	295.6
Contracts in progress: assets	-		-		245.8		-		245.8	245.8
Derivative financial assets	3.5		-		-		14.0		17.5	17.5
Other assets	9.8	(3)	1.3	(4)	59.8	(5)	-		70.9	72.0
	$300.6		$1.3		$601.2		$14.0		$917.1	$918.2

				Carrying Value			Fair Value
		Other
	At	Financial
	FVTPL	Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable and accrued liabilities	$-	$434.5	(6)	$-		$434.5	$434.5
Total provisions	-	15.3		-		15.3	15.3
Total long-term debt	-	825.6	(7)	-		825.6	916.1
Other non-current liabilities	-	165.6	(8)	-		165.6	165.6
Derivative financial liabilities	5.5	-		20.1		25.6	25.6
	$5.5	$1,441.0		$20.1		$1,466.6	$1,557.1

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Represents restricted cash.
(4) Represents the Company's portfolio investments.
(5) Includes non-current receivables and advances.
(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(7) Excludes transaction costs.
(8)Includes non-current royalty obligations and other non-current liabilities.

The Company did not elect to voluntarily designate any financial instruments at FVTPL; moreover, there have not been any changes to the classification of the financial instruments since inception.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2013, the aggregate carrying value of these pledged financial assets amounted to $67.3 million (2012  – $70.5 million).

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:   Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3:   Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

CAE Year-End Financial Results 2013 | 53

Notes to the Consolidated Financial Statements

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

(amounts in millions)			2013			2012
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
At FVTPL
Cash and cash equivalents	$293.2	$-	$293.2	$287.3	$-	$287.3
Restricted cash	9.2	-	9.2	9.8	-	9.8
Forward foreign currency contracts	4.7	-	4.7	3.2	-	3.2
Embedded foreign currency derivatives	0.7	-	0.7	0.3	-	0.3
Available-for-sale	-	1.3	1.3	-	1.3	1.3
Derivatives designated in a hedge relationship
Forward foreign currency contracts	4.6	-	4.6	9.0	-	9.0
Foreign currency swap agreements	5.4	-	5.4	4.8	-	4.8
Interest rate swap agreements	-	-	-	0.2	-	0.2
	$317.8	$1.3	$319.1	$314.6	$1.3	$315.9

Financial liabilities
At FVTPL
Forward foreign currency contracts	$3.4	$-	$3.4	$1.2	$-	$1.2
Embedded foreign currency derivatives	1.8	-	1.8	3.3	-	3.3
Equity swap agreements	0.3	-	0.3	1.0	-	1.0
Derivatives designated in a hedge relationship
Forward foreign currency contracts	6.8	-	6.8	6.8	-	6.8
Foreign currency swap agreements	2.7	-	2.7	-	-	-
Interest rate swap agreements	9.7	-	9.7	10.6	-	10.6
Cross currency interest rate swap agreement	-	2.0	2.0	-	2.7	2.7
	$24.7	$2.0	$26.7	$22.9	$2.7	$25.6

Changes in Level 3 financial instruments are as follows:

Years ended March 31
(amounts in millions)	2013	2012
Balance, beginning of year	$(1.4)	$(2.2)
Total realized and unrealized (losses) gains:
Included in income	-	(0.3)
Included in other comprehensive income	(0.7)	2.2
Issued and settled	1.4	(1.1)
Balance, end of year	$(0.7)	$(1.4)

Level 3 input sensitivity analysis

For the INR/USD cross currency interest rate swap valued using techniques without observable inputs, the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in this input would result in an increase of fair value of $1.0 million (2012 – $0.6 million) or a decrease of fair value of
$1.0 million (2012  – $0.6 million) respectively. This analysis assumes all other variables remain constant.

For the Company’s portfolio investment, the determination of the discount rate and the expected future return on the investment has the most significant impact on the valuation.  A reasonably possible 1% increase/decrease in the discount rate or a 10% decrease/increase in the expected future return on the investment would not have a significant impact on the Company’s net income and OCI assuming all other variables remained constant.

54 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 31 – FINANCIAL RISK MANAGEMENT

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters approved by the board of directors. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each statement of financial position date with the change in fair value recorded in consolidated net income.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets.

Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (See Note 5). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in income.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial non-refundable advance payments for construction contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade receivables are not concentrated with specific customers but are held from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable and contracts in progress assets to third-party financial institutions for cash consideration on a non-recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 5 and Note 30 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$550.0 million, with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. As well, the Company has agreements to sell certain of its accounts receivable and contracts in progress assets for an amount of up to $150.0 million (current financial assets program). As at March 31, 2013, $88.6 million (2012 – $81.5 million) and $3.1 million
(2012 – $54.2 million) of specific accounts receivable and contracts in progress assets respectively were sold to financial institutions pursuant to these agreements. Proceeds were net of $1.6 million in fees (2012 – $2.4 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

CAE Year-End Financial Results 2013 | 55

Notes to the Consolidated Financial Statements

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2013	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
and accrued liabilities (1)	$529.6	$529.6	$529.6	$-	$-	$-	$-	$-
Total provisions	29.9	30.3	26.7	1.2	1.7	0.4	0.3	-
Total long-term debt (2) (6)	1,216.2	1,733.7	139.1	119.7	105.9	154.5	99.2	1,115.3
Other non-current liabilities (3) (4)	192.5	396.7	-	15.3	31.5	13.4	15.9	320.6
	$1,968.2	$2,690.3	$695.4	$136.2	$139.1	$168.3	$115.4	$1,435.9
Derivative financial
instruments
Forward foreign
currency contracts (4)	$0.9
Outflow		$682.3	$519.4	$64.2	$56.3	$18.9	$22.2	$1.3
Inflow		(681.6)	(520.2)	(63.5)	(55.9)	(18.8)	(22.0)	(1.2)
Swap derivatives on total
long-term debt (5)	9.0
Outflow		136.6	15.5	15.9	15.7	14.9	13.7	60.9
Inflow		(128.9)	(13.1)	(14.4)	(14.9)	(14.8)	(14.0)	(57.7)
Equity swap agreement	0.3	0.3	0.3	-	-	-	-	-
	$10.2	$8.7	$1.9	$2.2	$1.2	$0.2	$(0.1)	$3.3
	$1,978.4	$2,699.0	$697.3	$138.4	$140.3	$168.5	$115.3	$1,439.2

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets.
Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.
(5) Includes interest rate swap and cross currency swaps designated as cash flow hedges either presented as derivative liabilities or derivative assets.
(6) Excludes transaction costs.

56 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

As at March 31, 2012	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities (1)	$434.5	$434.5	$434.5	$-	$-	$-	$-	$-
Total provisions	15.3	15.3	10.5	0.7	0.1	3.8	0.1	0.1
Total long-term debt (2) (6)	825.6	1,230.7	180.4	115.6	89.5	76.2	135.4	633.6
Other non-current liabilities (3)	165.6	372.1	13.6	15.2	10.5	11.9	13.0	307.9
	$1,441.0	$2,052.6	$639.0	$131.5	$100.1	$91.9	$148.5	$941.6
Derivative financial
instruments
Forward foreign
currency contracts (4)	$(4.2)
Outflow		$744.2	$593.4	$95.9	$23.8	$14.7	$13.4	$3.0
Inflow		(748.4)	(598.3)	(96.6)	(22.9)	(14.4)	(13.3)	(2.9)
Swap derivatives on total
long-term debt (5)	8.3
Outflow		67.1	9.2	10.5	11.0	10.7	9.7	16.0
Inflow		(56.4)	(6.8)	(7.4)	(8.8)	(9.4)	(9.1)	(14.9)
Equity swap agreement	1.0	1.0	1.0	-	-	-	-	-
	$5.1	$7.5	$(1.5)	$2.4	$3.1	$1.6	$0.7	$1.2
	$1,446.1	$2,060.1	$637.5	$133.9	$103.2	$93.5	$149.2	$942.8

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets.
Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.
(5) Includes interest rate swap and cross currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.
(6) Excludes transaction costs.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency as well as, exposure on the net investment from its foreign operations’ which have functional currencies other than the Canadian dollar (in particular the U.S. dollar (USD), euro (€) and British pound (GBP or £)). In addition, these operations have exposure to foreign exchange rates primarily through cash and cash equivalents and other working capital elements denominated in currencies other than their functional currencies.

The Company also mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain financial position items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

As at March 31, 2013, the Company has forward foreign currency contracts totalling $1,012.4 million (buy contracts for $140.8 million and sell contracts for $871.6 million) (2012 –  $735.4 million, buy contracts for $113.3 million and sell contracts for $622.1 million), mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

CAE Year-End Financial Results 2013 | 57

Notes to the Consolidated Financial Statements

The consolidated forward foreign currency contracts outstanding are as follows:

(amounts in millions, except average rate)			2013			2012
	Notional		Average	Notional		Average
Currencies (sold/bought)	Amount	(1)	Rate	Amount	(1)	Rate
USD/CDN
Less than 1 year	$501.2		0.98	$421.1		0.98
Between 1 and 3 years	78.9		0.98	70.7		0.98
Between 3 and 5 years	18.7		0.98	6.7		0.99
Over 5 years	1.8		0.97	-		-
CDN/EUR
Less than 1 year	11.6		1.33	16.1		1.34
Between 1 and 3 years	-		-	0.1		1.37
Between 3 and 5 years	7.7		1.40	-		-
EUR/CDN
Less than 1 year	47.9		0.75	40.2		0.74
Between 1 and 3 years	22.3		0.77	9.3		0.73
Between 3 and 5 years	10.3		0.72	13.2		0.72
Over 5 years	-		-	2.7		0.73
EUR/USD
Less than 1 year	55.9		0.75	0.3		0.73
GBP/CDN
Less than 1 year	37.7		0.63	28.5		0.62
Between 1 and 3 years	26.6		0.62	16.8		0.63
Between 3 and 5 years	0.8		0.62	2.8		0.62
Over 5 years	-		-	0.2		0.61
CDN/GBP
Between 1 and 3 years	5.3		1.54	-		-
CDN/USD
Less than 1 year	43.3		1.05	70.6		1.03
Between 1 and 3 years	10.0		1.13	17.6		1.13
Between 3 and 5 years	3.3		1.08	4.2		1.08
GBP/USD
Less than 1 year	15.9		0.67	-		-
Between 1 and 3 years	11.5		0.65	-		-
Between 3 and 5 years	12.7		0.65	-		-
USD/EUR
Less than 1 year	18.6		1.31	7.2		1.37
Between 1 and 3 years	-		-	-		-
SEK/USD
Less than 1 year	3.7		6.56	-		-
Between 1 and 3 years	22.1		6.68	-		-
Other currencies
Less than 1 year	33.5		-	5.5		-
Between 1 and 3 years	2.3		-	1.6		-
Between 3 and 5 years	8.8		-	-		-
Total	$1,012.4			$735.4
Effect of master netting agreement	153.4			173.1
Outstanding amount	$1,165.8			$908.5

(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

58 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in June 2007, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements as cash flow hedges with outstanding notional amounts of US$1.8 million (£0.9 million) (2012 –  US$3.1 million (£1.5 million)) and US$17.0 million (£8.5 million) (2012 –  US$17.0 million (£8.5 million)), amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Also, in a previous fiscal year, the Company entered into a cross currency interest rate swap agreement in connection with a senior secured non-recourse financing obtained to finance a military aviation training centre in India. This cross currency interest rate swap converts a USD‑denominated floating rate debt into an Indian rupee (INR)-denominated fixed rate debt. This swap is designated as a cash flow hedge with notional amounts of US$21.1 million (INR 1,092.5 million) (2012 –  US$21.1 million (INR 1,092.5 million)) corresponding to the underlying loan until March 2020.

In fiscal 2013, the Company has entered into interest-only cross currency swap agreements related to its multi-tranche private placement issued in December 2012, to effectively fix the USD-denominated interest cash flows in CAD equivalent. The Company designated two USD to CAD interest-only currency swap agreements as cash flow hedges with outstanding notional amounts of US$127.0 million ($130.5 million) and US$98.0 million ($100.7 million) corresponding to the two tranches of the private placement until December 2024 and December 2027 respectively

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

In fiscal 2013, net unrealized losses on the measurement of derivatives, before income taxes, of $2.5 million (2012 –  $8.7 million losses) were recognized directly in equity. Net gains/losses were reclassified from equity to be included into income or to the related non-financial asset or liabilities as follows:

(amounts in millions)	2013	2012
Amount reclassified from OCI to income:
Revenue	$7.5	$6.4
Cost of sales	(0.2)	0.1
Finance expense – net	(1.4)	(1.1)
Other gains – net	0.7	-
Total amount reclassified from OCI to income	$6.6	$5.4
Amount reclassified from OCI to the related non-financial asset or liability
Contracts in progress: assets	$3.9	$(0.6)
Property, plant and equipment	(0.3)	(0.1)
Total amount reclassified from OCI to the related non-financial asset or liability	$3.6	$(0.7)
Total amount reclassified from OCI	$10.2	$4.7

During fiscal 2012, hedge accounting was discontinued for certain forward foreign currency contracts when it became probable that the original forecasted transactions would not occur by the end of the originally specified period. As a result, a gain of $0.3 million
(2012 –  loss of $0.2 million) was recorded in income.

Also, a net loss of $0.1 million (2012 – net gain of $0.4 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in income.

The estimated net amount before tax of existing losses reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $1.2 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the amount expected to be recognized.

CAE Year-End Financial Results 2013 | 59

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign currency risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2013	$(2.6)	$(20.5)	$1.5	$(1.6)	$(0.2)	$(2.8)
2012	$(0.2)	$(20.6)	$(1.0)	$(2.0)	$0.2	$(1.9)

A reasonably possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risk

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company has a floating rate debt through its revolving unsecured credit facility and other asset-specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2013, the Company has entered into eight interest rate swap agreements with seven different financial institutions to mitigate these risks for a total notional value of $99.6 million (2012 –  $146.0 million). After considering these swap agreements, as at March 31, 2013, 81% (2012 –  77%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on net income and OCI.

Interest rate risk sensitivity analysis

In fiscal 2013 and fiscal 2012, a 1% increase/decrease in interest rates would not have a significant impact on the Company’s net income and OCI assuming all other variables remained constant.

Share-based payments cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and income exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset quarterly. As at March 31, 2013, the equity swap agreements covered 2,706,816 common shares (2012 –  2,500,000) of the Company.

Hedge of net investments in foreign operations

As at March 31, 2013, the Company has designated a portion of its senior notes totalling US$417.8 million (2012 – US$192.8 million) and a portion of the sale lease back obligation totalling US$17.9 million (2012 –  US$19.7 million) as a hedge of its net investments in foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of foreign operations.

The Company determined that there is no concentration of risks arising from financial instruments and estimated that the information disclosed above is representative of its exposure to risk during the period.

60 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Letters of credit and guarantees

As at March 31, 2013, the Company had outstanding letters of credit and performance guarantees in the amount of $113.2 million (2012 – $127.7 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

(amounts in millions)	2013	2012
Advance payment	$59.0	$80.1
Contract performance	14.7	16.2
Lease obligation	24.5	23.6
Other	15.0	7.8
	$113.2	$127.7

Sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $14.5 million (2012 – $13.1 million), of which $9.6 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2013, $12.4 million is recorded as a deferred gain (2012 – $13.1 million).

Indemnifications

In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

CAE Year-End Financial Results 2013 | 61

Notes to the Consolidated Financial Statements

NOTE 32 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Company manages operations through its five segments (see Note 1).

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. Transactions between operating segments are mainly simulator transfers from the SP/C segment to the TS/C segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

Year ended March 31, 2013
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$755.6	$402.4	$1,158.0	$561.6	$272.8	$834.4	$112.1	$2,104.5
Depreciation and amortization
Property, plant and equipment	83.4	4.6	88.0	8.4	8.5	16.9	2.7	107.6
Intangible and other assets	18.6	4.0	22.6	6.9	11.2	18.1	9.0	49.7
Write-downs and reversals of
write-downs of inventories	-	(0.4)	(0.4)	(0.2)	-	(0.2)	0.4	(0.2)
Write-downs and reversals of
write-downs of accounts receivable	3.3	0.3	3.6	0.2	-	0.2	0.4	4.2
Segment operating income	121.5	73.6	195.1	77.9	35.2	113.1	6.4	314.6

Year ended March 31, 2012
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$498.4	$342.5	$840.9	$619.2	$278.1	$897.3	$83.0	$1,821.2
Depreciation and amortization
Property, plant and equipment	67.7	5.2	72.9	7.3	10.3	17.6	1.8	92.3
Intangible and other assets	13.6	2.2	15.8	4.7	7.8	12.5	5.2	33.5
Impairment and reversal of impairment
of non-financial assets (Note 21)	0.5	-	0.5	-	-	-	4.8	5.3
Write-downs and reversals of
write-downs of inventories	-	-	-	-	-	-	0.7	0.7
Write-downs and reversals of
write-downs of accounts receivable	1.8	0.2	2.0	0.9	(0.1)	0.8	0.5	3.3
Segment operating income (loss)	122.2	51.6	173.8	101.2	40.9	142.1	(13.8)	302.1

62 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Operating profit
The following table provides a reconciliation between total segment operating income and operating profit:

(amounts in millions)	2013	2012
Total segment operating income	$314.6	$302.1
Restructuring, integration and acquisition costs (Note 23)	(68.9)	-
Operating profit	$245.7	$302.1

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

(amounts in millions)	2013	2012
TS/C	$147.5	$146.5
SP/C	25.3	25.1
SP/M	31.3	29.8
TS/M	17.9	10.9
NCM	12.6	8.5
Total capital expenditures	$234.6	$220.8

Assets and liabilities employed by segment

The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepayments, property, plant and equipment, intangible assets including goodwill, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contracts in progress, deferred gains and other non-current liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

(amounts in millions)	2013	2012
Assets employed
TS/C	$1,824.9	$1,334.0
SP/C	308.3	275.3
SP/M	569.3	518.0
TS/M	390.4	359.2
NCM	249.4	225.9
Assets not included in assets employed	536.4	471.3
Total assets	$3,878.7	$3,183.7
Liabilities employed
TS/C	$273.3	$161.0
SP/C	265.4	236.2
SP/M	253.5	247.6
TS/M	178.1	178.0
NCM	50.2	46.6
Liabilities not included in liabilities employed	1,723.7	1,272.1
Total liabilities	$2,744.2	$2,141.5

CAE Year-End Financial Results 2013 | 63

Notes to the Consolidated Financial Statements

Geographic information

The Company markets its products and services globally. Sales are attributed to countries based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

(amounts in millions)	2013	2012
Revenue from external customers
Canada	$205.3	$202.0
United States	622.9	612.0
United Kingdom	236.5	149.8
Germany	83.3	121.9
Netherlands	52.1	66.7
Other European countries	279.2	205.9
United Arab Emirates	74.9	55.5
China	154.4	117.7
Other Asian countries	208.9	139.6
Australia	99.1	73.4
Other countries	87.9	76.7
	$2,104.5	$1,821.2

(amounts in millions)	2013	2012
Non-current assets other than financial instruments and deferred tax assets
Canada	$459.0	$410.8
United States	611.2	577.8
South America	129.2	102.4
United Kingdom	285.2	255.6
Spain	43.4	49.6
Germany	60.5	61.4
Belgium	60.5	64.7
Luxembourg	144.4	-
Netherlands	75.1	79.3
Other European countries	180.2	72.1
United Arab Emirates	89.7	81.7
Other Asian countries	209.9	140.0
Other countries	59.7	38.0
	$2,408.0	$1,933.4

64 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

NOTE 33 – related party relationships

The following table includes principal investments which significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2013	2012
7320701 Canada Inc.	Canada	100.0%	100.0%
8218765 Canada Inc	Canada	100.0%	-
BGT BioGraphic Technologies Inc.	Canada	100.0%	100.0%
CAE (UK) PLC	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE (US) LLC	United States	100.0%	100.0%
CAE Aircrew Training Services PLC	United Kingdom	77.9%	77.9%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training International Ltd.	Mauritius	100.0%	100.0%
CAE Aviation Training Peru Inc.	Peru	100.0%	100.0%
CAE Beyss Grundstücksgesellschaft mbH	Germany	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	60.0%
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE China Support Services Company Limited	China	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Delaware Buyco Inc.	United States	100.0%	100.0%
CAE Electronik GmbH	Germany	100.0%	100.0%
CAE Engineering Korlátolt Felelősségű Társaság	Hungary	100.0%	100.0%
CAE Euroco S.à r.l.	Luxembourg	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Solutions USA Inc.	United States	100.0%	100.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Flightscape Inc.	Canada	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Healthcare Canada Inc.	Canada	100.0%	100.0%
CAE Healthcare Inc.	United States	100.0%	100.0%
CAE Holdings B.V.	Netherlands	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	76.0%	76.0%
CAE International Capital Management Hungary LLC	Hungary	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Investments S.à r.l.	Luxembourg	100.0%	100.0%
CAE Labuan Inc.	Malaysia	100.0%	100.0%
CAE Luxembourg Acquisition, S.à r.l.	Luxembourg	100.0%	-
CAE Luxembourg Financing, S.à r.l.	Luxembourg	100.0%	-
CAE Management Luxembourg S.à r.l.	Luxembourg	100.0%	100.0%
CAE Mining Canada Inc.	Canada	100.0%	100.0%
CAE Mining Corporate Limited	United Kingdom	100.0%	100.0%
CAE Mining Holdings Inc.	Canada	100.0%	100.0%
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Oxford Aviation Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Professional Services Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Services (Canada) Inc.	Canada	100.0%	100.0%
CAE Services GmbH	Germany	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE Shanghai Company, Limited	China	100.0%	-
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training & Services Brussels NV	Belgium	100.0%	100.0%
CAE Training Aircraft B.V.	Netherlands	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Engenuity Holdings (USA) Inc.	United States	100.0%	100.0%
Flight Simulator-Capital L.P.	Canada	100.0%	100.0%
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
GCAT Australia Pty Ltd.	Australia	100.0%	-
GCAT Flight Academy Germany GmbH	Germany	100.0%	-
GCAT Flight Academy Matla Ltd.	Malta	100.0%	-
International Flight School (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Invertron Simulators PLC	United Kingdom	100.0%	100.0%
Kestrel Technologies Pte Ltd.	Singapore	100.0%	100.0%
Oxford Aviation Academy European Holdings AB	Sweden	100.0%	-
Oxford Aviation Academy Finance Ltd.	Ireland	100.0%	-
Oxford Aviation Academy Ireland Holdings Ltd.	Ireland	100.0%	-
Oxford Aviation Academy (Oxford) Ltd.	United Kingdom	100.0%	-
Oxford Aviation Academy Norway Holdings AS	Norway	100.0%	-
Oxford Aviation Academy UK Ltd.	United Kingdom	100.0%	-
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Rotorsim USA LLC	United States	-	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
Simubel N.V. (a CAE Aviation Training Company)	Belgium	100.0%	100.0%
Simulator Sevicios Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
SIV Ops Training, S.L.	Spain	100.0%	100.0%

CAE Year-End Financial Results 2013 | 65

Notes to the Consolidated Financial Statements

Investments in joint ventures accounted for under the proportionate consolidation method:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2013	2012
Asian Aviation Centre of Excellence Sdn. Bhd.	Malaysia	50.0%	50.0%
CAE Flight Training (India) Private Limited	India	50.0%	50.0%
CAE Japan Flight Training Inc.	Japan	51.0%	51.0%
CAE-Lider Training do Brasil Ltda.	Brazil	50.0%	50.0%
China Southern West Australia Flying College Pty Ltd.	Australia	47.1%	47.1%
Embraer CAE Training Services (UK) Limited	United Kingdom	49.0%	49.0%
Embraer CAE Training Services, LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
Hatsoff Helicopter Training Private Limited	India	50.0%	50.0%
Helicopter Training Media International GmbH	Germany	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Philippine Academy for Aviation Training Inc.	Philippine	50.0%	50.0%
Rotorsim s.r.l.	Italy	50.0%	50.0%
Rotorsim USA LLC	United States	50.0%	-
Zhuhai Xiang Yi Aviation Technology Company Limited	China	49.0%	49.0%

66 | CAE Year-End Financial Results 2013

Notes to the Consolidated Financial Statements

Available-for-sale investment:

		% equity	% equity
As at March 31	Country of incorporation	interest	interest
Name		2013	2012
CVS Leasing Limited	United Kingdom	13.4%	13.4%

The stated percentage of ownership is in relation to the Company’s ownership.

NOTE 34 – Related Party Transactions

The following table presents the Company’s outstanding balances with its joint ventures that are attributable to the interest of the other venturers specifically:

(amounts in millions)	2013	2012
Accounts receivable (Note 5)	$12.4	$23.4
Contracts in progress: assets	20.8	18.1
Other assets	9.4	10.0
Accounts payable and accrued liabilities (Note 10)	12.6	5.4
Contracts in progress: liabilities	4.8	6.2

The following table presents the Company’s transactions with its joint ventures that are attributable to the interest of the other venturers specifically:

(amounts in millions)	2013	2012
Revenue from products and services	$63.3	$57.6
Purchases of products and services, and other	6.0	6.7
Other income transactions	0.5	9.8

Other assets include an obligation under finance leases from a related party maturing in October 2022 and carrying an interest rate of 5.14% per annum. There are no provisions held against any of the receivables from related parties as at March 31, 2013 (2012 –  nil).

In addition, during fiscal 2013, transactions amounting to $4.3 million (2012 –  $2.1 million) were made, at normal market prices, with organizations of which some of the Company’s directors are partners or officers.

Compensation of key management personnel

Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation of key management for employee services is shown below:

(amounts in millions)	2013	2012
Salaries and other short-term employee benefits	$4.0	$4.9
Post-employment benefits	2.0	1.3
Termination benefits	-	1.5
Share-based payments	2.4	2.5
	$8.4	$10.2